Exhibit 99.1

BUSINESS ACQUISITION REPORT

Item 1.	Identity of Company

1.1	Name and Address of Company

Mitel Networks Corporation (“Mitel”)

350 Legget Drive

Kanata, Ontario K2K 2W7

1.2	Executive Officer

For further information, please contact Greg Hiscock, Vice President, General Counsel and Corporate Secretary at 613-592-2122 ext. 72182.

Item 2.	Details of Acquisition

2.1	Nature of Business Acquired

On January 31, 2014, Mitel, pursuant to the terms of the previously announced arrangement agreement dated November 10, 2013 (the “Arrangement Agreement”), acquired ownership of 12,267,364 common shares of Aastra Technologies Limited (“Aastra”), representing 100% of the issued and outstanding common shares in the capital of Aastra (the “Aastra Shares”).

Aastra develops, markets, and supports a comprehensive portfolio of products, systems, and applications for accessing communication networks. Aastra’s products include a full range of both open standard Internet Protocol based and traditional solutions including communications servers, gateways, telephone terminals, wireless devices, advanced software applications, video communication products, soft phones and Unified Communications applications.

Aastra operates in one focused business segment, enterprise communications. Key performance drivers of Aastra’s enterprise communications business include strengthening relationships with distribution partners, efficiently managing supply chain operations (including pricing and relationship with contract manufacturers), and remaining current on technological changes in the enterprise communications market, including VoIP, wireless, unified communication and video collaboration technologies. The business is broken down geographically between Europe, the Americas and Other. A substantial majority of Aastra’s business operations are located in Europe.

The Aastra Shares were acquired by way of a court-approved statutory plan of arrangement pursuant to the Canada Business Corporations Act (the “Arrangement”) and was approved by the requisite vote cast by shareholders of Aastra at a special meeting that occurred on January 9, 2014.

2.2	Date of Acquisition

The Arrangement was completed on January 31, 2014.

2.3	Consideration

Under the terms of the Arrangement, shareholders of Aastra received US$6.52 in cash plus 3.6 common shares of Mitel (the “Mitel Shares”) for each Aastra Share held. The total amount of cash paid by Mitel was approximately US$80.0 million and 44,162,509 Mitel Shares were issued.

Mitel financed the cash consideration of the transaction primarily from a portion of the proceeds from the New Credit Facilities (as defined below). The remainder of the cash consideration came from cash on hand.

On January 31, 2014, Mitel, in connection with the closing of the Arrangement completed a refinancing of its long-term senior debt by entering into a senior secured credit agreement among itself and Mitel U.S. Holdings, Inc. as the borrowers (the “Borrowers”), Jefferies Finance LLC as the administrative agent and collateral agent, TD Securities (USA) LLC as the syndication agent, HSBC Bank Canada and Export Development Canada as the co-documentation agents, Jefferies Finance LLC and TD Securities (USA) LLC as joint lead arrangers and joint bookrunners and the lenders named therein (the “Credit Agreement”).

The Credit Agreement consists of an undrawn US$50.0 million revolving credit facility (the “Revolving Credit Facility”) and a fully drawn US$355.0 million term loan facility (the “Term Credit Facility” and together with the Revolving Credit Facility, the “New Credit Facilities”). Proceeds of US$355.0 million from the New Credit Facilities (gross of original issue discount of US$2.0 million), along with cash on hand, were used to repay the US$258.5 million outstanding under Mitel’s existing first and second lien credit facilities, the US$80.0 million cash portion of the acquisition, as well as fees and expenses related to the transaction.

The foregoing description of the Credit Agreement governing the New Credit Facilities is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement which is filed on SEDAR at www.sedar.com.

2.4	Effect on Financial Position

The effect of the Arrangement on the financial position of Mitel is outlined in the unaudited pro forma condensed combined financial statements of Mitel described in Item 3 below.

The business of Aastra will be primarily integrated into Mitel’s existing business. Other than as described herein, Mitel does not presently have plans or proposals for material changes in its business or affairs or the business or affairs of Aastra which may have a significant effect on its results of operations and financial position.

Mitel believes that the combination of the two companies will create a global multinational (the “Combined Company”), headquartered in Canada, with the scale and breadth to more effectively compete against other leading multinationals in the US$18.0 billion business communication industry. Mitel believes that the combination will create immediate and significant value for shareholders, as well as the opportunity for shareholders to participate in the long-term growth of the Combined Company.

Mitel believes the transaction advances its growth strategy and positions it well in an increasingly competitive environment. Benefits resulting from the transaction include greater scale, synergies and enhanced long-term growth potential. The Combined Company plans to leverage increased revenue diversification and scale, financial strength to maximize shareholder value over the long term. By focusing on both growth and profitability, management of Mitel believes that the Combined Company will be able to increase returns to shareholders while at the same time efficiently allocating capital for reinvestment in the business.

Increased Scale and Enhanced Geographic Footprint

The Arrangement creates a Canadian-headquartered multinational with over US$1.0 billion in annual revenue, becoming one of the top five providers of business communications services in the world.

Mitel and Aastra both compete in the enterprise communications industry, although they each principally compete in different geographies. Mitel’s operations are primarily focused in North America and the United Kingdom while Aastra’s operations are focused in Western Europe, most notably France and Germany. It is expected that the Arrangement will substantially expand the geographic reach of both entities.

The Arrangement will also diversify the Combined Company’s revenue base. Approximately 80% of Aastra’s revenue is currently generated in Europe. In 2014, the Combined Company is expected to generate approximately 50% of its revenue in Europe, approximately 40% in North America and the remaining 10% outside of those regions.

The combination of Mitel and Aastra will enable Mitel to significantly expand its organizational scale and scope utilizing their combined market presence in more than 100 countries and a global network of channel partners to capitalize on the following key strategic growth opportunities:

•

maximizing near-term installed base upgrade opportunities in large Western European countries including Germany, France and the United Kingdom, and in primary Latin American markets such as Brazil and Mexico, and creating a strong foothold in the Asia-Pacific region including Australia;

•	immediate and aggressive expanding in the large enterprise cloud segment in the United States; and

•	accelerating global cloud expansion by leveraging the strength of Mitel’s and Aastra’s respective cloud technologies and channel partners.

Mitel expects that the Combined Company will be able to recognize substantial synergies in the near term and expect to do so with low execution risk. More specifically, Mitel expects the Combined Company to realize approximately US$50.0 million of run-rate synergies within two and a half years of the completion of the Arrangement, such synergies to be driven by supply chain optimization, facilities consolidation, rationalization of duplicative activities and increased economies of scale.

Catapult the Combined Company into Leadership Positions

The Arrangement creates a Canadian-headquartered multinational:

•	with a leading position in Western Europe for the provision of business communication solutions, from small to medium-sized enterprises (“SMEs”) through to large enterprises;

•	with the third position in North America for the provision of business communication solutions, from SMEs through to large enterprises; and

•

that is a key provider of virtualized communications software and cloud-based solutions which aims to both capitalize on the growing number of businesses interested in outsourcing and upgrading their technology solutions and to rapidly expand its contact centre offerings.

Comprehensive and Diversified Portfolio

As a consequence of the largely different segments and market channels serviced by Mitel and Aastra and their complementary suite of product and solution offerings, the Combined Company will have a significantly enhanced and diversified portfolio of “best-of-breed” products and next-generation solutions that support businesses of all sizes.

With minimal channel overlap between the two organizations, the combination significantly expands the addressable market opportunities of existing partners, equipping Mitel with a broader portfolio to sell into the SME segment through local or regional geographic opportunities, as well as large and lucrative global enterprise accounts.

The marketing of the comprehensive and diversified portfolio will be facilitated by the combined sales forces of Mitel and Aastra, which are largely complementary in terms of geography.

Experienced Leadership

The leadership team of the Combined Company will draw from both organizations, tapping into extensive strategic, operational and financial experience in the business communication industry.

Strong Financial Position

The Combined Company will have a strong balance sheet and solid credit metrics. In conjunction with the Arrangement and to provide additional liquidity and working capital, Mitel refinanced its credit facilities then existing prior to the completion of the Arrangement, as discussed above. The Combined Company’s cash flow will allow for ongoing debt repayment and is expected to provide the Combined Company with liquidity and flexibility to support ongoing growth opportunities.

Increased Market Liquidity

The Combined Company will have a broader shareholder base with increased market liquidity and a larger public float. As of March 25, 2014, the Combined Company had a market capitalization of approximately US$1.02 billion and a public float of approximately US$614 million. The public float excludes Combined Company shares held by the Dr. Terence Matthews and certain entities controlled by him, Francisco Partners Management, LLC and certain of its affiliates, Francis Shen and Anthony Shen.

2.5	Prior Valuations

No prior valuation opinions of Aastra required by securities legislation or a Canadian exchange or market were used to support the consideration paid by Mitel in respect of the Arrangement.

2.6	Parties to Transaction

The transaction was not with an informed person, associate or affiliate of Mitel.

In connection with the completion of the Arrangement, Mitel has increased the number of directors on the Mitel Board of Directors (the “Board”) from eight to nine. Jean-Paul Cossart and Henry Perret have resigned from the Board and the Board has appointed three former Aastra directors, Francis Shen, Anthony Shen and David Williams, to fill the vacancies.

Mitel has entered into consulting agreements, dated December 11, 2013 with each of the former co-CEOs of Aastra, Francis Shen and Anthony Shen (the “Consulting Agreements”). The Consulting Agreements have been filed on SEDAR. In addition, Francis Shen has assumed the position of Chief Strategy Officer of the Combined Company and Anthony Shen has assumed the position of Chief Operating Officer of the Combined Company.

2.7	Date of Report

March 26, 2014

Item 3.	Financial Statements and Other Information

The following financial statements are incorporated by reference into this business acquisition report:

a)	the audited consolidated financial statements of Aastra for the two years ended December 31, 2013 and 2012, together with the notes thereto and the auditor’s report thereon, attached as Appendix A;

b)	the unaudited pro forma condensed combined financial statements of Mitel, together with the notes thereto, attached as Appendix B, including:

i)	the unaudited pro forma condensed combined statement of earnings for the year ended April 30, 2013;

ii)	the unaudited pro forma condensed combined statement of earnings for the six months ended October 31, 2013; and

iii)	the unaudited pro forma condensed combined balance sheet as at October 31, 2013.

Cautionary Statement Regarding Forward-Looking Information

Some of the statements in this business acquisition report are forward-looking statements (or forward-looking information) within the meaning of applicable U.S. and Canadian securities laws. These include statements using the words target, outlook, may, will, should, could, estimate, continue, expect, intend, plan, predict, potential, project and anticipate, and similar statements which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of Mitel and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, operational and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward looking statements attributable to Mitel, or persons acting on its behalf, and are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. In addition, material risks that could cause results of operations to differ include Mitel’s ability to achieve or sustain profitability in the future; fluctuations in the quarterly and annual revenues and operating results; fluctuations in foreign exchange rates; current and ongoing global economic instability; intense competition; reliance on channel partners for a significant component of sales; dependence upon a small number of outside contract manufacturers to manufacture products; the ability to successfully integrate the acquisition of Aastra and realize certain synergies; and, our ability to implement and achieve our business strategies successfully. Additional risks are described under the heading “Risk Factors” in Mitel’s Transition Report on Form 10-K and Aastra’s Annual Information Form and risks related to the acquisition can be found in the Aastra’s management proxy circular, dated December 11, 2013, furnished by Mitel on Electronic Data-Gathering, Analysis, and Retrieval (EDGAR) and filed by Aastra on SEDAR. Except as required by law, we do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further public disclosures made by Mitel on related subjects in reports and communications filed on EDGAR or SEDAR.

APPENDIX A

Consolidated Financial Statements of

AASTRA TECHNOLOGIES LIMITED

Years ended December 31, 2013 and 2012

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Mitel Networks Corporation

We have audited the accompanying consolidated financial statements of Aastra Technologies Limited which comprise the consolidated statements of financial position as at December 31, 2013, December 31, 2012 and January 1, 2012, the consolidated statements of profit, comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2013 and 2012, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Aastra Technologies Limited as at December 31, 2013, December 31, 2012 and January 1, 2012 and its consolidated financial performance and its consolidated cash flows for the years ended December 31, 2013 and 2012 in accordance with International Financial Reporting Standards.

Chartered Professional Accountants, Licensed Public Accountants

/s/ KPMG LLP

Toronto, Canada

March 25, 2014

AASTRA TECHNOLOGIES LIMITED

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands of Canadian dollars)

	December 31, 2013	December 31, 2012[1]	January 1, 2012[1]
ASSETS
Current assets:
Cash and cash equivalents (note 5)	$113,413	$100,965	$129,933
Short-term investments (note 6(a))	—	6,433	4,202
Trade and other receivables (note 7)	155,648	159,260	167,142
Current tax assets	10,902	7,296	7,348
Inventories (note 8)	69,330	91,804	80,963
Finance lease receivables (note 9)	11,622	14,052	21,336
Acquired lease receivables	96	123	462
Prepaid expenses and other assets	6,771	7,106	7,234

	367,782	387,039	418,620
Long-term investment (note 6(b))	—	6,278	5,406
Deferred tax assets (note 10)	14,828	15,428	14,898
Finance lease receivables (note 9)	15,430	19,375	23,469
Acquired lease receivables	5	88	138
Property, plant and equipment (note 11)	24,111	26,754	30,953
Goodwill (note 12(a))	52,425	48,294	46,323
Intangible assets (note 12(c))	14,225	20,620	26,290
Other assets	51	92	516

	$488,857	$523,968	$566,613

LIABILITIES AND EQUITY
Current liabilities:
Bank indebtedness (note 13)	$1,978	$—	$—
Trade and other payables (note 14)	112,038	121,121	116,165
Current tax liabilities	12,615	11,478	30,394
Deferred income	44,002	35,209	36,222
Current portion of loans payable (note 15)	459	123	512
Current portion of provisions (note 16)	16,610	14,330	12,494

	187,702	182,261	195,787
Pensions (note 29)	27,866	33,959	33,427
Loans payable (note 15)	563	88	138
Provisions (note 16)	3,632	2,844	2,965
Deferred tax liabilities (note 10)	9,898	8,875	7,851
Other liabilities	2,136	894	995

	231,797	228,921	241,163

Equity:
Share capital (note 19)	85,204	77,859	94,917
Contributed surplus	10,432	11,162	10,247
Translation reserves	16,389	(4,806)	(6,234)
Retained earnings	145,035	210,832	226,520

	257,060	295,047	325,450

	$488,857	$523,968	$566,613

[1]	Adjusted for effects of adopting IAS 19R, see note 3(c)(ii).

Commitments, contingencies and guarantees (note 32)

Subsequent events (note 34)

See accompanying notes to consolidated financial statements.

AASTRA TECHNOLOGIES LIMITED

CONSOLIDATED STATEMENTS OF PROFIT

(In thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2013 and 2012

	2013	2012[1]

Revenue (note 22)	$605,530	$606,615
Cost of sales	337,378	343,546

	268,152	263,069

Expenses:
Selling, general and administrative	171,631	172,312
Research and development	56,701	57,223
Depreciation and amortization	15,222	15,432
Foreign exchange loss	2,734	3,170

Profit from operating activities	21,864	14,932
Finance income (note 25)	(4,417)	(4,882)
Finance expense (note 26)	284	218

Profit before income taxes	25,997	19,596
Income tax expense (recovery) (note 27)	8,552	(12,079)

Net profit	$17,445	$31,675

Earnings per share (note 20):
Basic	$1.50	$2.53
Diluted	$1.47	$2.51

[1]	Adjusted for effects of adopting IAS 19R, see note 3(c)(ii).

See	accompanying notes to consolidated financial statements.

AASTRA TECHNOLOGIES LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands of Canadian dollars)

Years ended December 31, 2013 and 2012

	2013	2012[1]

Net profit	$17,445	$31,675

Other comprehensive income:
Items that will not be reclassified to profit or loss:
Defined benefit plan actuarial gains (note 29)	9,896	637
Income tax relating to components of other comprehensive income	(1,292)	619

	8,604	1,256

Items that are or may be reclassified to profit or loss:
Exchange differences on translating foreign operations	21,195	1,101
Reclassification of foreign currency differences relating to wind-up of foreign operations	—	327

	21,195	1,428

Other comprehensive income, net of income tax	29,799	2,684

Total comprehensive income	$47,244	$34,359

[1]	Adjusted for effects of adopting IAS 19R, see note 3(c)(ii).

See accompanying notes to consolidated financial statements.

AASTRA TECHNOLOGIES LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In thousands of Canadian dollars, except share amounts)

Years ended December 31, 2013 and 2012

	Common Shares	Share Capital	Contributed Surplus	Translation Reserves	Retained Earnings	Total

Balance at January 1, 2012, as previously reported	14,031,485	$94,917	$10,247	$(6,159)	$223,218	$322,223
Impact of changes in accounting policies (note 3(c)(ii))	—	—	—	(75)	3,302	3,227

Balance at January 1, 2012, as restated	14,031,485	94,917	10,247	(6,234)	226,520	325,450

Comprehensive income:
Profit, as restated	—	—	—	—	31,675	31,675
Other comprehensive income, as restated	—	—	—	1,428	1,256	2,684

Total comprehensive income	—	—	—	1,428	32,931	34,359

Transactions with owners of the Company:
Dividends (note 19(c))	—	—	—	—	(9,850)	(9,850)
Shares issued on exercise of options	19,000	215	—	—	—	215
Share-based compensation (note 21)	—	—	976	—	—	976
Shares repurchased for cancellation (note 19(b))	(2,521,371)	(17,055)	—	—	(38,769)	(55,824)
Share buy-back costs	—	(279)	—	—	—	(279)
Transfer from contributed surplus to share capital	—	61	(61)	—	—	—

Total transactions with owners of the Company	(2,502,371)	(17,058)	915	—	(48,619)	(64,762)

Balance at December 31, 2012, restated	11,529,114	$77,859	$11,162	$(4,806)	$210,832	$295,047

Comprehensive income (loss):
Profit	—	—	—	—	17,445	17,445
Other comprehensive income (loss)	—	—	—	21,195	8,604	29,799

Total comprehensive income	—	—	—	21,195	26,049	47,244

Transactions with owners of the Company:
Dividends (note 19(c))	—	—	—	—	(91,846)	(91,846)
Shares issued on exercise of options	382,250	5,202	—	—	—	5,202
Share-based compensation (note 21)	—	—	1,413	—	—	1,413
Transfer from contributed surplus to share capital	—	2,143	(2,143)	—	—	—

Total transactions with owners of the Company	382,250	7,345	(730)	—	(91,846)	(85,231)

Balance at December 31, 2013	11,911,364	$85,204	$10,432	$16,389	$145,035	$257,060

See accompanying notes to consolidated financial statements.

AASTRA TECHNOLOGIES LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)

Years ended December 31, 2013 and 2012

	2013	2012[1]

Cash and cash equivalents provided by (used in):

Operating activities:
Profit	$17,445	$31,675
Depreciation of property, plant and equipment (note 11)	9,097	9,511
Amortization of intangible assets (note 12(c))	9,268	9,207
Share-based compensation expense (note 21)	1,413	976
Loss on sale of property, plant and equipment	653	845
Finance income (note 25)	(4,417)	(4,882)
Finance expense (note 26)	284	218
Income tax expense (recovery) (note 27)	8,552	(12,079)
Change in non-cash pension liabilities	685	1,236
Change in non-cash operating working capital (note 28)	42,200	10,812
Income taxes paid	(5,835)	(3,481)

	79,345	44,038

Investing activities:
Maturity of short-term investments	6,433	18,615
Purchase of short-term investments	—	(19,922)
Interest received	2,786	3,113
Proceeds from disposals of property, plant and equipment	37	58
Purchase of property, plant and equipment	(4,906)	(5,803)
Purchase of intangible assets	(1,391)	(742)
Business acquisition, net of cash acquired (note 4)	244	(2,675)
Proceeds from disposal of long-term investment (note 6)	6,595	—
Disposition (note 25)	1,387	—

	11,185	(7,356)

Financing activities:
Dividends paid to shareholders	(91,846)	(9,850)
Proceeds from exercise of share options	5,202	215
Repurchase of shares, including transaction costs (note 19(b))	—	(56,103)
Receipt of acquired lease receivables	124	378
Payment of acquired loan payable	(124)	(378)
Increase in loans payable	1,001	—
Repayment of loans payable	(167)	(49)
Increase in bank indebtedness	1,830	—
Finance costs paid	(192)	(137)

	(84,172)	(65,924)

Foreign exchange on cash held in foreign currency	6,090	274

Increase (decrease) in cash and cash equivalents	12,448	(28,968)
Cash and cash equivalents, beginning of year	100,965	129,933

Cash and cash equivalents, end of year	$113,413	$100,965

[1]	Adjusted for effects of adopting IAS 19R, see note 3(c)(ii).

See accompanying notes to consolidated financial statements.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

1.	Nature of operations

Aastra Technologies Limited (the “Company”) is incorporated under the Canada Business Corporations Act with common shares listed on the Toronto Stock Exchange. The address of the Company’s registered office is 155 Snow Boulevard, Concord, Ontario, Canada L4K 4N9. The consolidated financial statements of the Company as at and for the year ended December 31, 2013 include the accounts of the Company and its wholly owned subsidiaries. The Company’s principal business activities include the development and marketing of products and systems for accessing communication networks, including the Internet.

2.	Basis of preparation

(a)	Statement of compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRSs”). These consolidated financial statements were authorized for issue by the Board of Directors of Mitel Networks Corporation on March 25, 2014.

(b)	Basis of measurement

These consolidated financial statements have been prepared on the measurement bases outlined in the significant accounting policies below.

(c)	Functional and presentation currency

These consolidated financial statements are presented in Canadian dollars, which is the Company’s functional currency. All financial information presented in Canadian dollars has been rounded to the nearest thousand, unless otherwise indicated.

(d)	Critical accounting, judgments and estimates

The preparation of the consolidated financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of the valuation of assets and liabilities that are not readily apparent from other sources. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

By their nature, key areas of estimation are subject to measurement uncertainty and the effect on the financial statements of changes in estimates in future periods could be significant. Those key areas, where management has made difficult, complex or subjective judgments, often as a result of matters that are inherently uncertain, include the following:

(i) Inventory obsolescence

The calculation of inventory obsolescence includes key estimates such as the future demand for the products, the length of the lives of the products, and net realizable value when lower than cost.

(ii) Allowances for uncollectible trade receivables

The valuation of allowances for uncollectible trade receivables requires assumptions including estimated credit losses based on customer and industry concentrations and the Company’s knowledge of the financial conditions of its customers.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

2.	Basis of preparation (continued)

(d)	Critical accounting, judgments and estimates (continued)

(iii)	Lease classification

Judgments are made in determining whether the conditions of lease contracts indicate that substantially all of the risks and rewards incidental to ownership have been transferred to the customer. Management identifies the conditions indicating the ownership of the equipment at the end of the term, the option for the customer to purchase the equipment at the end of the term, the term of the lease versus the economic life of the equipment, and the present value of the minimum lease payments versus the fair value of the equipment among other conditions. When the risks and rewards of ownership are transferred, the transaction is accounted for as a finance lease and if not, the transaction is accounted for as an operating lease.

(iv)	Warranty provision

The warranty provision is calculated using estimates such as the percentage of returns of products by our customers and historical product quality trends.

(v)	Valuation of non-financial assets

The valuation of other non-financial assets such as goodwill, intangible assets and property, plant and equipment requires estimates relating to the future cash flows and the useful lives of the assets.

(vi)	Valuation of deferred tax assets and utilization of tax losses

The key estimate used in the valuation of deferred tax assets is the probability that some portion or all of the deferred tax assets will be realized. The ultimate realization of the deferred tax assets is dependent on the generation of future taxable income during the years in which the temporary differences are deductible.

(vii)	Valuation of pension plan assets and defined benefit obligations

Two of the employee benefit plans in which the Company participates are funded. In order to value pension assets, estimates are made such as the rate of return on equity securities, debt securities and real estate. The Company engages actuaries to calculate the defined benefit obligations of certain employee benefits. Management provides the actuaries with estimated inputs to the valuation including the discount rate, the expected rate of return, salary escalation, compensation levels at the time of retirement, retirement ages, and mortality rates.

(viii)	Share-based compensation

In calculating the share-based compensation expense, key estimates such as the rate of forfeiture of options granted, the expected life of the option, the volatility of the Company’s stock price and the risk-free interest rate are used.

(ix)	Fair value allocations recorded as a result of business acquisitions

The determination of fair values of the net identifiable assets acquired in business acquisitions requires management to make assumptions and estimates about future events. Changes in any of the assumptions or estimates used in determining the fair value of acquired assets and liabilities could impact the amount assigned to assets, liabilities and goodwill in the purchase price allocation (note 4).

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

2.	Basis of preparation (continued)

(d)	Critical accounting, judgments and estimates (continued)

(x)	Multiple element arrangements

For revenue arrangements involving multiple elements, the Company allocates revenue to each component of the arrangement using the relative selling price method based on market-based inputs. The allocated portion of the arrangement which is undelivered is then deferred. In some instances, a group of contracts or agreements with the same customer may be so closely related that they are, in effect, part of a single arrangement and, therefore, the Company will allocate the corresponding revenue among the various components, as described above. Changes to the assumptions and judgments made by management could materially impact the amount of revenue recognized in a particular period (note 3(l)(v)).

(xi)	Revenue recognition of professional services

Revenue recognition on professional services is based on the percentage of completion of the transaction which is assessed based on actual hours incurred and budgeted hours required to complete the transaction. The Company estimates the revenue and costs associated with the transaction based on historical experience (note 3(l)(ii)).

3.	Significant accounting policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

(a)	Basis of consolidation

(i)	Subsidiaries

Subsidiaries are entities controlled by the Company. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. The accounting policies of subsidiaries have been changed when necessary, to align them with the policies adopted by the Company.

(ii)	Transactions eliminated on consolidation

Intercompany balances and transactions, and any unrealized income and expenses arising from intercompany transactions, are eliminated in preparing the consolidated financial statements.

(iii)	Business combinations

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any non-controlling interest in the acquiree. For each business combination, the acquirer measures the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition costs incurred are expensed. When the Company acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions at the acquisition date.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

3.	Significant accounting policies (continued)

(a)	Basis of consolidation (continued)

(iii)	Business combinations (continued)

For acquisitions, the Company measures goodwill as the fair value of the consideration transferred including the recognized amount of any non-controlling interest in the acquiree, less the net recognized amount (generally fair value) of the identifiable assets acquired and liabilities assumed, all measured as of the acquisition date. When the excess is negative, a bargain purchase gain is recognized immediately in profit or loss.

(b)	Foreign currency

(i)	Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of Company entities at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated to the functional currency at the exchange rate at that date. Foreign currency differences arising on retranslation are recognized in profit or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction.

(ii)	Foreign operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated to Canadian dollars at exchange rates at the reporting date. The income and expenses of foreign operations are translated to Canadian dollars at the average exchange rates for the period.

Foreign currency differences are recognized and presented in other comprehensive income and in translation reserves in equity.

When a foreign operation is partially or fully disposed, the proportionate share of the cumulative amount in the translation reserve related to that foreign operation is transferred to profit or loss as part of the profit or loss on disposal.

Foreign exchange gains or losses arising from a monetary item receivable from or payable to a foreign operation, the settlement of which is neither planned nor likely to occur in the foreseeable future and which in substance is considered to form part of the net investment in the foreign operation, are recognized in other comprehensive income, and presented in the translation reserve in equity.

(c)	Recently adopted accounting pronouncements

The following amendments to IFRSs have been applied on January 1, 2013.

(i)	Presentation of items of other comprehensive income (“OCI”)

In June 2011, the International Accounting Standards Board (“IASB”) amended IAS 1, Presentation of Financial Statements, which requires items of other comprehensive income to be grouped into two categories: (a) items that will not be reclassified subsequently to profit or loss and (b) items that may be reclassified subsequently to profit or loss when specific conditions are met. The amendment has been applied retrospectively, and hence the presentation of items of other comprehensive income has been modified to reflect the change. Other than the presentation change, the application of this amendment did not impact the financial results of the Company.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

3.	Significant accounting policies (continued)

(c)	Recently adopted accounting pronouncements (continued)

(ii)	Employee benefits

The amended IAS 19, Employee Benefits (“IAS 19R”), was issued by the IASB in June 2011. The following amendments to IAS 19 have an impact on the Company’s consolidated financial statements: IAS 19R requires the inclusion of risk sharing between the employees and employer in the determination of the defined benefit liability. In addition, IAS 19R replaces interest cost and expected return on assets with a net interest amount that is calculated by applying the discount rate used to measure the defined benefit obligation to the net defined benefit liability (asset). Net interest on the net defined benefit liability (asset) comprises interest income on plan assets and interest cost on the defined benefit obligation. The difference between the interest income on plan assets and the return on plan assets is recognized in other comprehensive income. Furthermore, IAS 19R requires unvested past service costs to be recognized immediately in profit or loss instead of amortized over the vesting period. The elimination of the corridor approach does not affect the Company.

The amendments have been applied retrospectively. Consequently, the opening equity as of January 1, 2012 and the figures for 2012 have been restated as though these amendments had always applied.

A summary of the impact arising from the change in accounting policy is as follows:

Consolidated statements of financial position: Increase (decrease)	December 31, 2013	December 31, 2012	January 1, 2012

Deferred tax assets	$(715)	$(869)	$(912)
Pension liability	(4,067)	(3,772)	(4,139)
Translation reserves	231	(80)	(75)
Retained earnings	3,121	2,983	3,302

Consolidated statements of profit: Increase (decrease)	December 31, 2013	December 31, 2012

Cost of sales	$98	$373
Selling, general and administrative	177	567
Research and development	116	410
Income taxes	(147)	(179)

Profit	$(244)	$(1,171)

Basic earnings per share	$(0.02)	$(0.09)
Diluted earnings per share	$(0.02)	$(0.09)

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

3.	Significant accounting policies (continued)

(c)	Recently adopted accounting pronouncements (continued)

(ii)	Employee benefits (continued)

Consolidated statements of comprehensive income: Increase (decrease)	December 31, 2013	December 31, 2012

Profit	$(244)	$(1,171)

Other comprehensive income:
Items that will not be reclassified to profit or loss:
Defined benefit plan actuarial gains (losses)	298	991
Income tax relating to components of other comprehensive income	84	(139)

	382	852

Items that are or may be reclassified subsequently to profit or loss:
Exchange differences on translating foreign operations	166	(5)

Other comprehensive income, net of income tax	548	847

Total comprehensive income	$304	$(324)

Consolidated statements of cash flow: Increase (decrease)	December 31, 2013	December 31, 2012
Profit	$(244)	$(1,171)
Income taxes	(147)	(179)
Change in non-cash pension liabilities	391	1,350

(iii)	Fair value measurement

In May 2011, the IASB issued IFRS 13, Fair Value Measurement. IFRS 13 provides a single source of guidance on how to measure fair value where its use is already required or permitted by other IFRS and enhances disclosure requirements for information about fair value measurements. The new standard has been applied prospectively and did not impact the financial results of the Company.

(iv)	Disclosure of interests in other entities

In May 2011, the IASB issued IFRS 12, Disclosure of Interests in Other Entities. IFRS 12 contains disclosure requirements for entities that have interests in subsidiaries, joint arrangements, associates and/or unconsolidated structured entities. The required disclosures aim to provide information in order to enable users to evaluate the nature of, and the risks associated with, an entity’s interest in other entities, and the effects of those interests on the entity’s financial position, financial performance and cash flows. The Company has no interests in joint arrangements and associates, or structured entities that are not controlled by the Company. Disclosures relating to interests in subsidiaries are included in note 33.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

3.	Significant accounting policies (continued)

(d)	Financial instruments

(i)	Non-derivative financial assets

Loans and receivables are recognized on the date of origination. All other financial assets are recognized initially on the date at which the Company becomes a party to the contractual provisions of the instrument.

A financial asset is derecognized when the rights to receive cash flows from the asset have expired or have been transferred and the Company has transferred substantially all the risks and rewards of ownership. Any interest in transferred financial assets that is created or retained by the Company is recognized as a separate asset or liability.

The Company classifies its financial assets in the following categories: financial assets at fair value through profit or loss and loans and receivables. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

Financial assets at fair value through profit or loss

A financial asset is classified at fair value through profit or loss if it is classified as held for trading or is designated as such upon initial recognition. Financial assets are designated at fair value through profit or loss if the Company manages such investments and makes purchase and sale decisions based on their fair value in accordance with the Company’s documented risk management or investment strategy. Attributable transaction costs are recognized in profit or loss when incurred. Financial assets at fair value through profit or loss are measured at fair value and changes therein are recognized in profit or loss.

Financial assets at fair value through profit or loss comprise cash and cash equivalents, short-term investments and long-term investments. Short-term investments include highly liquid instruments such as commercial paper, bonds, and publicly traded stock. Commercial paper and bonds, classified as short-term investments have a maturity date of more than three months from the acquisition date.

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are initially recognized at fair value plus any directly attributable transaction costs. Subsequent to initial recognition loans and receivables are measured at amortized cost using the effective interest method, less any impairment losses.

Loans and receivables comprise trade and other receivables, finance lease receivables and acquired lease receivables. Trade receivables are amounts due from customers for the rendering of services or sale of goods in the ordinary course of business. Equipment leased under terms which transfer substantially all of the risks and rewards of ownership to customers is accounted for as finance lease receivables.

The Company maintains an allowance for doubtful accounts to provide for impairment of trade receivables. The expense relating to doubtful accounts is included within selling, general and administrative expenses in the consolidated statement of profit.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

3.	Significant accounting policies (continued)

(d)	Financial instruments (continued)

(ii)	Non-derivative financial liabilities

Financial liabilities are recognized initially on the date at which the Company becomes a party to the contractual provisions of the instrument.

A financial liability is derecognized when its contractual obligations are discharged, cancelled or expired.

The Company has the following non-derivative financial liabilities: trade and other payables and loans payable.

Such financial liabilities are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, these financial liabilities are measured at amortized cost using the effective interest method.

(iii)	Share capital

Common shares

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares and share options are recognized as a deduction from equity, net of any tax effects.

Repurchase of share capital

When share capital recognized as equity is repurchased, the amount of the consideration paid, which includes directly attributable costs, net of any tax effects, is recognized as a deduction from equity.

(e)	Cash and cash equivalents

Cash and cash equivalents include cash balances and highly liquid investments such as bankers’ acceptances, term deposits and treasury bills with original maturity dates of three months or less. Bank overdrafts that are repayable on demand are included as a component of cash and cash equivalents for the purpose of the statement of cash flows.

(f)	Inventories

Inventories are measured at the lower of cost and net realizable value. The cost of inventories is determined on a weighted average cost basis, and includes expenditures incurred in acquiring the inventories and other costs incurred in bringing them to their existing location and condition. In determining net realizable value, the Company considers the aging and future demand for the inventory.

(g)	Leases

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

(i)	The Company as a lessor

Amounts due from lessees under finance leases are recorded as finance lease receivables at the amount of the Company’s net investment in the leases. Finance lease income is allocated to accounting periods so as to reflect a constant periodic rate of return on the Company’s net investment in the lease.

Rental income from operating leases is recognized on a straight-line basis over the term of the relevant lease.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

3.	Significant accounting policies (continued)

(g)	Leases (continued)

(ii)	The Company as a lessee

Leases are classified as operating leases and are not recognized in the Company’s statement of financial position. Payments made under operating leases (net of any incentives received from the lessor) are charged to the profit or loss on a straight-line basis over the period of the lease.

(h)	Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses.

The cost of an item of property, plant and equipment consists of the purchase price, any costs directly attributable to bringing the asset to the location and condition necessary for its intended use and an initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to profit or loss in the period in which they are incurred.

Any gain and loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized within selling, general and administrative expense in the consolidated statement of profit.

Depreciation is calculated over the depreciable amount, which is the cost of an asset, or revalued amount, less its residual value.

Depreciation is recognized in profit or loss on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment, since this most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset.

The estimated useful lives for the current and comparative periods are as follows:

Tooling	5 years
Equipment	3 – 10 years
Furniture	5 – 9 years
Vehicles	4 – 5 years
Buildings	17 – 25 years
Leasehold improvements	Shorter of estimated useful life and lease term

Depreciation methods, useful lives and residual values are reviewed at each financial year-end and adjusted if appropriate.

(i)	Goodwill and intangible assets

(i)	Goodwill

Goodwill is measured at cost less accumulated impairment losses and is not amortized.

(ii)	Intangible assets

Upon acquisition, intangible assets with finite useful lives are recorded at fair value and are carried at cost less accumulated amortization and impairment losses.

Amortization is calculated over the cost of the asset, or revalued amount, less its residual value.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

3.	Significant accounting policies (continued)

(i)	Goodwill and intangible assets (continued)

(ii)	Intangible assets (continued)

Amortization is recognized in profit or loss on a straight-line basis over the estimated useful lives of intangible assets from the date that they are available for use, since this most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset. The estimated useful lives for the current and comparative periods are as follows:

Patents	7 years
Customer relationships	7 years
Trade name license	5 years
Non-compete agreement	3 years
Licensed technology	5 years
Computer software	2 – 3 years

Intangible assets are derecognized upon disposal or when no future economic benefits are expected from their use or disposal. Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net proceeds from the disposal of the asset and its carrying amount, are recognized in profit or loss when the asset is derecognized.

(iii)	Internally generated intangible assets

Development expenditures can be capitalized only where a development project meets certain conditions, including technical feasibility of the intangible asset, intention to complete the project, ability to sell the intangible asset, probability that the intangible asset can produce future economic benefits, availability of resources to complete the project, and ability to reliably measure the expenditure attributable to the intangible asset.

Development projects are reviewed as they arise and on an ongoing basis to assess whether all conditions have been met. As of December 31, 2013 and 2012, no development projects met all of the conditions and no internally generated intangible assets have been recognized.

(j)	Impairment

(i)	Financial assets

A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognized in profit or loss and reflected in an allowance account against receivables. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

3.	Significant accounting policies (continued)

(j)	Impairment (continued)

(ii)	Non-financial assets

The carrying amounts of the Company’s non-financial assets, other than inventories and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Goodwill is tested annually for impairment, unless indicators of impairment exist that require more frequent testing.

For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generates cash flows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”). The goodwill acquired in a business combination, for the purpose of impairment testing, is allocated to the group of cash-generating units that is expected to benefit from the synergies of the combination. The level at which goodwill is allocated is based on the level at which goodwill is monitored by management and is not higher than an operating segment. The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing fair value less costs to sell, the estimated future cash flows, based on assumptions consistent with those that a market participant would make, are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or group of assets. In assessing value in use, the estimated future cash flows expected to be derived from the cash generating unit, both from its continuous use and ultimate disposal, are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or group of assets.

The Company’s corporate assets do not generate separate cash inflows. Since there is no reasonable basis for allocation, corporate assets are not allocated to individual cash-generating unit.

An impairment loss is recognized if the carrying amount of an asset or its cash-generating unit exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. In respect of other assets, an impairment loss is only reversed if there is an indication that the impairment loss may no longer exist and there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized in previous periods.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

3.	Significant accounting policies (continued)

(k)	Provisions

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost.

(i)	Warranties

A provision for warranties is recognized when the products are sold to a third party. The amount of the provisions for product warranties reflects management’s expected future costs of fulfilling the obligations. The provision is based primarily on historical warranty claim experience.

(ii)	Other

Site restoration

The Company is required to restore various rental premises to their original state. The provisions are based on the best estimate of the amount required to settle the obligation. Each provision is discounted to present value by applying a risk-adjusted rate specifically applicable to the liability. This estimate is revised on an annual basis and adjusted where appropriate against the asset to which it relates.

Onerous contracts

Onerous contracts are those where the unavoidable costs of meeting the obligations under the contract exceed the benefits to be derived. The Company identifies those contracts that are onerous and provides for the costs until the end of each contract, discounting those amounts that are due to be paid more than twelve months from the end of the period.

Legal claims

In the normal course of operations, the Company may be subject to litigation claims from customers, suppliers, patent holders and former employees. A provision is recognized when the probability that the event will occur is greater than the probability that it will not. The Company regularly reviews outstanding claims to see if they meet the criteria. A provision is calculated based on management’s best estimate of a probable outflow of economic resources.

Waste electrical and electronic equipment directive (“WEEE directive”)

Under the WEEE directive, put in place by the European Community in February 2003, manufacturers of electronic equipment are responsible for the ultimate disposal of the equipment. The Company assesses the equipment sold during the year and estimates the cost per unit to recycle. Estimates in the provision include the year in which the equipment might be recycled and inputs to the present value calculation. The provision is updated quarterly with actual collection values and new sales.

Restructuring

The Company incurs restructuring charges relating to workforce reductions which include employee severance and other social costs. The recognition of these charges requires Management to make certain judgments and estimates regarding the nature, timing and amounts associated with these restructuring plans. Employee termination costs are recognized in the period the detailed plans are approved and the actions have either commenced or have been announced to employees. At the end of each reporting period, the remaining balances are assessed for appropriateness. Adjustments to the recorded amounts may be required to reflect actual experience or changes in future estimates.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

3.	Significant accounting policies (continued)

(l)	Revenue

(i)	Product sales

Revenue from the sale of hardware and software products is measured at the fair value of the consideration received or receivable, net of returns, trade discounts and volume rebates. Revenue is recognized at the time that title has passed to the customer, the price is determinable, and collection of the sales price is reasonably assured. Title passes to the customer at the date of shipment or at the date of receipt by the customer, depending on the shipping terms, or after the customer accepts that the hardware has been correctly installed and is usable. The Company has no further performance obligations other than those under its standard manufacturing warranty.

(ii)	Services

Revenue from services rendered is recognized in profit or loss in proportion to the stage of completion of the transaction at the reporting date.

(iii)	Finance leases

Finance leases are those where substantially all of the benefits and risks of ownership of the equipment are transferred to the customer. Sales revenue recognized at the inception of the lease represents the present value of the minimum lease payments, net of any executory costs and related profit included therein, computed at the interest rate implicit in the lease. Unearned finance income, effectively the difference between the total minimum lease payments adjusted for executory costs and the aggregate present value, is deferred and recognized in earnings over the lease term to produce a constant rate of return on the investment in the lease. The cost or carrying value of the equipment being leased is recognized at the inception of the lease reduced by the present value of the unguaranteed residual value accruing to the lessor.

(iv)	Rental income

Rental income from operating leases of communication equipment is recognized in profit or loss on a straight-line basis over the term of the lease.

(v)	Multiple deliverables

For revenue arrangements with multiple deliverables, revenue is allocated to each separable element of the contract using the estimated selling prices of deliverables. When the arrangement requires significant customization, installation services considered essential to the functionality of the related hardware are not separated from the hardware, and revenue related to these combined units is recognized under the percentage-of-completion method, using cost of services as a measure of progress to completion.

(m)	Employee benefits

(i)	Defined contribution plans

The Company has defined contribution plans providing pensions for its employees in Italy. A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in profit or loss in the periods during which services are rendered by employees.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

3.	Significant accounting policies (continued)

(m)	Employee benefits (continued)

(ii)	Defined benefit plans

The Company operates defined benefit pension plans for current and former employees of its subsidiaries in North America and in several European countries. A defined benefit plan is a post-employment benefit plan other than a defined contribution plan. The Company’s net obligation in respect of defined benefit pension plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets. The discount rate is the yield at the reporting date on AA credit-rated bonds that have maturity dates approximating the terms of the Company’s obligations and that are denominated in the same currency in which the benefits are expected to be paid.

The calculation of defined benefit obligation is performed annually by a qualified actuary using the projected unit credit method. When the calculation results in a potential asset for the Company, the recognized asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. In order to calculate the present value of economic benefits, consideration is given to any applicable minimum funding requirements.

Remeasurements of the net defined benefit liability, which comprises actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling (if any, excluding interest), are recognized immediately in other comprehensive income. The Company determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the then-net defined benefit liability (asset), taking into account any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to defined benefit plans are recognized in profit or loss.

When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service or the gain or loss on curtailment is recognized immediately in profit or loss. The Company recognizes gains and losses on the settlement of a defined benefit plan when the settlement occurs.

The Company does not provide any non-pension post-retirement benefits.

(iii)	Termination benefits

Termination benefits are generally payable when employment is terminated before the normal retirement date or whenever an employee accepts voluntary redundancy in exchange for these benefits. The Company recognizes termination benefits when it is demonstrably committed to either terminating the employment of current employees according to a detailed formal plan without realistic possibility of withdrawal or providing termination benefits as a result of an offer made to encourage voluntary redundancy.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

3.	Significant accounting policies (continued)

(m)	Employee benefits (continued)

(iv)	Short-term employee benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided.

A liability is recognized for the amount expected to be paid under short-term cash bonus or profit-sharing plans if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

(v)	Share-based compensation

The Company applies a fair value method of accounting to all share-based compensation granted to employees. The estimated fair value of the stock options granted is determined using the Black-Scholes option pricing model and is amortized to income on a straight-line basis over the period in which the related services are rendered, which is usually the vesting period, or as applicable, over the period to the date an employee is eligible to retire, whichever is shorter.

The fair value of the amount payable to employees in respect of share appreciation rights, which are settled in cash, is recognized as an expense with a corresponding increase in liabilities over the period that the employees unconditionally become entitled to payment. The liability is remeasured at each reporting date and at settlement date. Any changes in the fair value of the liability are recognized in profit or loss.

(n)	Investment tax credits

The Company is entitled to federal and provincial investment tax credits in Canada and France, which are earned as a percentage of eligible research and development expenditures incurred in each taxation year. Investment tax credits are accounted for as a reduction in the related expenditure for items of a current nature and a reduction in the related asset cost for items of a long-term nature, provided that the Company has reasonable assurance that the tax credits will be realized.

(o)	Finance income and finance expenses

Finance income comprises interest income on funds invested, finance income from leases, dividend income and changes in the fair value of financial assets at fair value through profit or loss. Interest income is recognized as it accrues in profit or loss using the effective interest method. Dividend income is recognized in profit or loss on the date that the Company’s right to receive payment is established, which in the case of quoted securities is the ex-dividend date.

Finance expenses comprise interest expense on borrowings and unwinding of the discount on provisions. Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognized in profit or loss using the effective interest method.

Gains and losses on the sale of short-term investments are reported on a net basis.

(p)	Income tax

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination or to items recognized directly in equity or in other comprehensive income. In this case, the tax is also recognized directly in equity or in other comprehensive income.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

3.	Significant accounting policies (continued)

(p)	Income tax (continued)

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date in the countries in which the Company operates, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

In the ordinary course of business, there are many transactions for which the ultimate tax outcome is uncertain. The final tax outcome of these matters may be different from the estimates originally made by management in determining income tax provisions. Management periodically evaluates the positions taken in the Company’s tax returns with respect to situations in which applicable tax rules are subject to interpretation. A provision is established related to tax uncertainties where appropriate based on management’s best estimate of the amount that will ultimately be paid to or received from tax authorities. Accrued interest and penalties relating to tax uncertainties are recognized in current income tax expense.

(q)	Earnings per share

Basic earnings per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income attributable to equity holders of the Company by the weighted average number of shares outstanding, adjusted for the effects of all dilutive potential common shares.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

3.	Significant accounting policies (continued)

(r)	Recent accounting pronouncements

The following is a summary of recent accounting pronouncements that may affect the Company. The Company is currently assessing the impact of adoption of these pronouncements.

(i)	Financial instruments

IFRS 9, Financial Instruments, replaces IAS 39, Financial Instruments: Recognition and Measurement. The new standard requires entities to classify financial assets as being measured either at amortized cost or fair value depending on the business model and contractual cash flow characteristics of the asset. For financial liabilities, IFRS 9 requires an entity choosing to measure a liability at fair value to present the portion of the change in its fair value due to change in the entity’s own credit risk in the other comprehensive income rather than in the statement of profit or loss. IFRS 9 includes a new general hedge accounting standard which will align hedge accounting more closely with risk management. The effective date will be determined once the classification and measurement phases of IFRS 9 are finalized.

(ii)	Offsetting financial assets and liabilities

IAS 32, Financial Instruments: Presentation, is amended to clarify when an entity has a legally enforceable right to set-off and when a settlement mechanism provides for net settlement or gross settlement that is equivalent to net settlement. These amendments are effective for annual periods beginning on or after January 1, 2014.

(iii)	Recoverable amount disclosures for non-financial assets

IAS 36, Impairment of Assets, is amended to require disclosure of the recoverable amount of impaired assets, the measurement of the recoverable amount of impaired assets and the discount rate. These amendments are effective for annual periods beginning on or after January 1, 2014.

(iv)	Levies

IFRIC 21, Levies, is issued to provide guidance on the accounting for levies within the scope of IAS 37, Provisions, Contingent Liabilities and Contingent Assets. The main features of IFRIC 21 are the obligating event that gives rise to a liability to pay a levy is the activity that triggers the payment of the levy and the liability to pay a levy is recognized progressively if the obligating event occurs over a period of time. This interpretation is effective for annual periods beginning on or after January 1, 2014.

(v)	Defined benefit plans: employee contributions

IAS 19, Employee Benefits, is amended to introduce a relief (practical expedient) that will reduce the complexity and burden of accounting for certain contributions from employees or third parties. When employee contributions are eligible for the practical expedient, a company is permitted (but not required) to recognize them as a reduction of the service cost in the period in which the related service is rendered. For companies that cannot (or decide not to) apply the practical expedient, the amendments clarify how service-linked contributions from employees or third parties should be included in determining net current service cost and the defined benefit obligation. These amendments are effective for annual periods beginning on or after July 1, 2014.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

3.	Significant accounting policies (continued)

(r)	Recent accounting pronouncements (continued)

(vi)	Annual improvements to IFRS (2010 – 2012) and (2011 – 2013) cycles

The annual improvements consist of non-urgent but necessary amendments to IFRS. Amendments are made to clarify the following in their respective standards: definition of “vesting condition” in IFRS 2 Share-based payment; classification and measurement of contingent consideration and scope exclusion for the formation of joint arrangements in IFRS 3 Business Combinations; disclosures on the aggregation of operation segments in IFRS 8 Operating Segments; measurement of short-term receivables and payables and scope of portfolio exception in IFRS 13 Fair Value Measurement; restatement of accumulated depreciation (amortization) on revaluation in IAS 16 Property, Plant and Equipment and IAS 38 Intangible Assets; definition of “related party” in IAS 24 Related Party Disclosures; and inter-relationship of IFRS 3 and IAS 40 in IAS 40 Investment Property. These amendments are effective for annual periods beginning on or after July 1, 2014.

4.	Business acquisition

On March 31, 2012, the Company, through a wholly owned subsidiary, acquired all of the outstanding shares of Comdasys AG (“Comdasys”). Comdasys offers fixed mobile convergence solutions which enable smartphones to become full-featured PBX extensions with Unified Communication capabilities, thereby enabling enterprises to leverage their existing communication infrastructure to implement more efficient and cost-effective mobile communication solutions. The purchase of Comdasys enhances the Company’s fixed mobile convergence solutions and mobile video solutions.

The purchase price for the shares was cash consideration of $2,970 (Euro 2,230). No significant adjustments were made to the preliminary fair value determination.

The final purchase price allocation is as follows:

Assets acquired:
Current assets (inclusive of cash acquired of $539)	$1,150
Deferred tax assets	142
Property, plant and equipment	24
Acquired licensed technology	2,446
Goodwill	557

4,319

Less liabilities assumed:
Current liabilities	650
Deferred tax liabilities	699

1,349

Fair value of net assets acquired	$2,970

Financed by:
Cash	$2,970

None of the goodwill recognized is expected to be deductible for income tax purposes.

Current assets include trade receivables balances with fair value of $480.

The Company’s consolidated statement of profit for the year ended December 31, 2012 includes revenue of $604 and loss of $23 recognized by Comdasys. The consolidated revenue and profit would not have been materially different had the acquisition occurred on January 1, 2012.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

5.	Cash and cash equivalents

Cash and cash equivalents consist of the following:

	2013	2012

Cash	$71,898	$50,525
Cash equivalents	41,515	50,440

	$113,413	$100,965

Investments held, which mature in less than 90 days from the original purchase date, are classified as cash equivalents on the Consolidated Statement of Financial Position. Generally, cash equivalents are comprised of bankers’ acceptances, term deposits, and treasury bills. There is no asset-backed commercial paper classified as cash and cash equivalents at December 31, 2013 or 2012. At December 31, 2013 and 2012, none of the Company’s cash was restricted.

6.	Investments

(a)	Short-term investments

The following table presents a breakdown of the Company’s short-term investments, all of which are classified at fair value through profit or loss:

	2013	2012

Guaranteed investment certificates	$—	$5,509
Short-term investment in MAV II Notes	—	924

	$—	$6,433

The Company’s exposure to credit, currency and interest rate risks and fair value information related to short-term investments is disclosed in note 17.

(b)	Long-term investment in MAV II Notes

In July 2007, the Company invested $8,514 in asset-backed commercial paper (“ABCP”) issued by Structured Investment Trust III, which was rated R1-High by the Dominion Bond Rating Service at the time it was purchased. In August 2007, the market for trading certain ABCP in Canada was halted after several issuers of ABCP could not obtain financing to roll their investments.

During 2012, the market for MAV II Notes generally improved. Based on information available in the public domain, the Company believed that the market prices were adequate indication of fair market value and the market was active enough to provide a minimum bid price in reasonable size for all MAV II Notes. The market was considered to be as active as any asset-backed security market. As a result, the Company calculated the fair value of its investment based on the current market price. Based on available market values, the Company recognized a fair value adjustment gain of $350 (2012 – $1,796) in the Consolidated Statement of Profit in finance income.

On January 28, 2013, the Company received full payment in the amount of $924 (2012 - $nil) related to a portion of the note upon maturity. On September 3, 2013, the Company sold all of the MAV II Notes for proceeds of $6,595. No MAV II Notes were sold during the year ended December 31, 2012. As at December 31, 2012, the MAV II Notes investment was recorded on the Consolidated Statement of Financial Position at $7,202 of which $924 was recorded as short-term investment.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

7.	Trade and other receivables

	2013	2012

Trade receivables	$148,481	$150,670
Allowance for doubtful accounts	(6,740)	(6,749)

Net trade receivables	141,741	143,921
Other receivables	13,907	15,339

	$155,648	$159,260

The Company’s exposure to credit risks and impairment losses related to trade receivables is disclosed in note 17.

8.	Inventories

	2013	2012

Raw materials	$2,924	$4,393
Work in progress	9,063	10,102
Finished goods	57,343	77,309

	$69,330	$91,804

During the year ended December 31, 2013, the Company recorded an inventory provision of $5,008 (2012 – $3,419) to write down the value of the inventory to estimated net realizable value and a reversal of inventory previously written down of $1,938 (2012 – $2,287), due to the sale of the inventory previously written down. The net inventory provision of $3,070 (2012 – $1,132) is included in cost of sales.

9.	Finance lease receivables

The Company’s finance lease receivables include the following:

	2013	2012

Gross investment in finance leases	$30,140	$36,879
Unearned finance income	(3,088)	(3,452)

Net investment in finance leases	27,052	33,427
Current portion	(11,622)	(14,052)

	$15,430	$19,375

The future receipts of gross investment in finance lease receivables are as follows:

	2013	2012

Less than one year	$13,004	$15,669
Between one and five years	16,250	20,553
More than five years	886	657

	$30,140	$36,879

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

9.	Finance lease receivables (continued)

The future receipts of net investment in finance lease receivables are as follows:

	2013	2012

Less than one year	$11,622	$14,052
Between one and five years	14,614	18,771
More than five years	816	604

	$27,052	$33,427

10.	Deferred tax assets and liabilities

(a)	Unrecognized deferred tax liabilities

At December 31, 2013, temporary differences of $210,978 (2012 – $330,449) related to investments in subsidiaries were not recognized because the Company controls whether the liability will be incurred and it is satisfied that it will not be incurred in the foreseeable future.

(b)	Unrecognized deferred tax assets

Deferred tax assets have not been recognized in respect of the following items:

	2013	2012

Deductible temporary differences	$5,398	$4,041
Tax losses	17,275	12,909

	$22,673	$16,950

Certain tax losses expire between 2014 and 2023. Approximately half of the tax losses have no expiry date. Deferred tax assets have not been recognized in respect of these items because it is not probable that future taxable profit will be available against which the Company can utilize the benefits.

(c)	Recognized deferred tax assets and liabilities

Deferred tax assets and liabilities are attributable to the following:

	Assets		Liabilities		Net
	2013	2012	2013	2012	2013	2012

Property, plant and equipment	$1,411	$1,292	$(246)	$(348)	$1,165	$944
Goodwill and intangible assets	2,097	2,746	(2,429)	(4,577)	(332)	(1,831)
Inventories	3,571	4,084	(515)	—	3,056	4,084
Employee benefits	2,177	3,188	(9)	—	2,168	3,188
Provisions	4,493	3,524	(1,451)	(1,382)	3,042	2,142
Other items	102	396	(2,498)	(3,043)	(2,396)	(2,647)
Withholding tax on unremitted earnings	—	—	(3,630)	—	(3,630)	—
Tax loss carry-forwards	1,857	673	—	—	1,857	673

Tax assets (liabilities)	15,708	15,903	(10,778)	(9,350)	4,930	6,553
Set off of tax	(880)	(475)	880	475	—	—

Net tax assets (liabilities)	$14,828	$15,428	$(9,898)	$(8,875)	$4,930	$6,553

The Company has recorded deferred tax liabilities related to planned distributions of unremitted earnings of our European subsidiaries equal to $3,630.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

10.	Deferred tax assets and liabilities (continued)

(c)	Recognized deferred tax assets and liabilities (continued)

Movement in temporary differences during the year:

	Balance January 1, 2012	Recognized in profit or loss	Foreign exchange translation recognized in other comprehensive income	Acquisition	Recognized in other comprehensive income	Balance December 31, 2012	Recognized in profit or loss	Foreign exchange translation recognized in other comprehensive income	Recognized in other comprehensive income	Balance December 31, 2013

Property, plant and equipment	$1,486	$(518)	$(24)	$—	$—	$944	$150	$71	$—	$1,165
Goodwill and intangible assets	(3,311)	2,314	(159)	(675)	—	(1,831)	1,687	(188)	—	(332)
Inventories	4,066	(32)	50	—	—	4,084	(1,304)	276	—	3,056
Employee benefits	2,069	435	65	—	619	3,188	20	252	(1,292)	2,168
Provisions	1,996	210	(64)	—	—	2,142	900	—	—	3,042
Other items	(530)	(2,091)	(26)	—	—	(2,647)	380	(129)	—	(2,396)
Withholding tax on unremitted earnings	—	—	—	—	—	—	(3,630)	—	—	(3,630)
Tax loss carry-forwards	1,271	(698)	(37)	137	—	673	1,149	35	—	1,857

	$7,047	$(380)	$(195)	$(538)	$619	$6,553	$(648)	$317	$(1,292)	$4,930

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

11.	Property, plant and equipment

	Land and buildings	Tooling	Equipment	Furniture	Leasehold improvements	Vehicles	Total

Cost:
Balance, January 1, 2012	$5,508	$17,920	$49,619	$9,058	$22,407	$48	$104,560
Acquisition through business combination (note 4)	—	—	24	—	—	—	24
Additions	—	359	4,993	311	747	37	6,447
Disposals	—	(994)	(13,448)	(401)	(1,086)	(35)	(15,964)
Reclassifications	—	32	(93)	—	61	—	—
Foreign exchange impact	—	7	(413)	(61)	(133)	(4)	(604)

Balance, December 31, 2012	$5,508	$17,324	$40,682	$8,907	$21,996	$46	$94,463
Additions	—	415	3,869	234	692	64	5,274
Disposals	—	(71)	(1,737)	(46)	(407)	(31)	(2,292)
Reclassifications	—	—	(24)	24	—	—	—
Foreign exchange impact	571	764	3,734	837	1,430	2	7,338

Balance, December 31, 2013	$6,079	$18,432	$46,524	$9,956	$23,711	$81	$104,783

Accumulated depreciation and impairment losses:
Balance, January 1, 2012	$(1,937)	$(16,390)	$(34,794)	$(6,618)	$(13,839)	$(29)	$(73,607)
Depreciation for the year	(273)	(658)	(5,476)	(806)	(2,291)	(7)	(9,511)
Disposals	—	989	12,727	355	969	20	15,060
Reclassifications	—	(4)	6	(2)	—	—	—
Foreign exchange impact	(3)	(5)	259	29	67	2	349

Balance, December 31, 2012	$(2,213)	$(16,068)	$(27,278)	$(7,042)	$(15,094)	$(14)	$(67,709)
Depreciation for the year	(286)	(582)	(5,453)	(732)	(2,034)	(10)	(9,097)
Disposals	—	71	1,205	17	308	1	1,602
Reclassifications	—	—	—	—	—	—	—
Foreign exchange impact	(257)	(693)	(2,684)	(691)	(1,141)	(2)	(5,468)

Balance, December 31, 2013	$(2,756)	$(17,272)	$(34,210)	$(8,448)	$(17,961)	$(25)	$(80,672)

Carrying amounts:
December 31, 2012	$3,295	$1,256	$13,404	$1,865	$6,902	$32	$26,754
December 31, 2013	$3,323	$1,160	$12,314	$1,508	$5,750	$56	$24,111

During 2013, depreciation of $3,133 is included in cost of sales (2012 – $3,286).

Included in equipment is cost of $11,242 and accumulated depreciation of $7,258 (2012: cost – $10,695 and accumulated depreciation – $4,998) of equipment leased to customers as operating leases. The future minimum lease receivables under non-cancellable operating leases are as follows:

	2013	2012

Less than one year	$3,097	$3,605
Between one and five years	3,707	5,972
More than five years	124	267

	$6,928	$9,844

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

12.	Goodwill and intangible assets

(a)	Goodwill

The following table presents goodwill for the years ended December 31, 2013 and 2012:

	2013	2012

Cost:
Balance, January 1	$58,831	$56,779
Acquisition through business combination (note 4)	—	557
Foreign exchange impact	4,340	1,495

Balance, December 31	$63,171	$58,831

Accumulated impairment losses:
Balance, January 1	$(10,537)	$(10,456)
Foreign exchange impact	(209)	(81)

Balance, December 31	$(10,746)	$(10,537)

Net balance, December 31	$52,425	$48,294

(b)	Impairment testing for cash-generating units

The Company performs its annual impairment assessment of goodwill, intangible assets and property, plant and equipment in the fourth quarter of each year or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized when the carrying amount of a cash generating unit (“CGU”) exceeds the recoverable amount, which is determined as the greater of its value-in-use and its fair value less costs to sell.

The process of determining the recoverable amount of a CGU is subjective and requires management to exercise significant judgment in estimating future growth rates and discount rates, among other factors. The assumptions used in the annual impairment assessment are determined based on past experiences adjusted for expected changes in future conditions. The major assumptions include projections of cash flows, with primary emphasis on the Company’s 2014 budget which was approved by the Executive Leadership Team. A weighted-average cost of capital of approximately 18% was used, on a pre-tax basis, to discount cash flows. For those CGUs that contained the goodwill and intangible assets, based on the cash flow model, the break-even discount rate is in the range of 19% to 22%.

In 2014, the Company recorded no impairment against goodwill, intangible assets or property, plant and equipment as the recoverable amounts of the CGUs exceeded their carrying amounts.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

12.	Goodwill and intangible assets (continued)

(c)	Intangible assets

	Patents	Customer relationships	Trade name license	Non-compete agreement	Licensed technology	Computer software	Total

Cost:
Balance, January 1, 2012	$47,014	$53,673	$1,933	$7,168	$—	$11,831	$121,619
Acquisition through business combination (note 4)	—	—	—	—	2,446	—	2,446
Additions	—	—	—	—	—	647	647
Disposals	—	—	—	—	—	(160)	(160)
Fully amortized and no longer in use	—	—	(1,882)	(7,124)	—	—	(9,006)
Foreign exchange impact	222	1,201	(51)	(44)	(38)	(21)	1,269

Balance, December 31, 2012	$47,236	$54,874	$—	$—	$2,408	$12,297	$116,815
Additions	—	—	—	—	—	1,447	1,447
Disposals	—	—	—	—	—	(10)	(10)
Foreign exchange impact	3,125	4,554	—	—	282	923	8,884

Balance, December 31, 2013	$50,361	$59,428	$—	$—	$2,690	$14,657	$127,136

Accumulated amortization and impairment losses:
Balance, January 1, 2012	$(41,080)	$(34,877)	$(1,933)	$(7,168)	$—	$(10,271)	$(95,329)
Amortization for the year	(2,165)	(5,796)	—	—	(354)	(892)	(9,207)
Disposals	—	—	—	—	—	155	155
Fully amortized and no longer in use	—	—	1,882	7,124	—	—	9,006
Foreign exchange impact	(111)	(808)	51	44	(7)	11	(820)

Balance, December 31, 2012	$(43,356)	$(41,481)	$—	$—	$(361)	$(10,997)	$(96,195)
Amortization for the year	(1,754)	(6,092)	—	—	(503)	(919)	(9,268)
Disposals	—	—	—	—	—	10	10
Foreign exchange impact	(2,887)	(3,722)	—	—	(78)	(771)	(7,458)

Balance, December 31, 2013	$(47,997)	$(51,295)	$—	$—	$(942)	$(12,677)	$(112,911)

Carrying amounts:
December 31, 2012	$3,880	$13,393	$—	$—	$2,047	$1,300	$20,620
December 31, 2013	$2,364	$8,133	$—	$—	$1,748	$1,980	$14,225

13.	Bank Indebtedness

At December 31, 2013, the Company’s available bank overdraft facilities totaled $18,049 (2012 – $15,984). These bank overdraft facilities are short term in nature and are due on demand. The floating interest rates on the facilities range from 3% to 9% (2012 – 3% to 7%). The Company has provided security interests in certain of its subsidiaries and parent company guarantees as security for borrowing under these credit facilities.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

14.	Trade and other payables

	2013	2012

Trade payables	$41,604	$41,308
VAT / HST and other tax payable	13,165	13,155
Accrued expenses	57,269	66,658

	$112,038	$121,121

15.	Loans payable

The following table presents a breakdown of the Company’s loans payable:

	2013	2012

Credit facilities	$920	$—
Loan	102	211

	1,022	211
Current portion	459	123

Non-current portion	$563	$88

Terms and conditions of outstanding loans are as follows:

	2013		2012
	Principal outstanding	Carrying amount	Principal outstanding	Carrying amount

Credit facilities (a)	628 Euro	$920	—	$—
Loan (b)	69 Euro	102	160 Euro	211

		$1,022		$211

(a)	Credit facilities

The credit facilities bear a fixed interest rate of 1.93% and are repayable in monthly installments over three years. The credit facilities are guaranteed under a letter of credit by the parent company.

(b)	Loan

As part of the acquisition of the DeTeWe Telecom Systems business in 2005, the Company agreed to assume responsibility for the collection of specified pre-existing leasing receivables, and remit payment to the seller upon collection. Management believes it does not bear any of the economic risks associated with collection of these lease receivables, as any amounts not recoverable from the customers will result in a reduction to the loan payable by the Company to the seller in the same amount. The economic effect of this transaction is that the Company will act as an agent on behalf of the seller. The loan is non-interest bearing.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

15.	Loans payable (continued)

The future principal payments of the outstanding loans payable at December 31, 2013 are as follows:

	Credit facilities	Loan	Total

Less than one year	$363	$96	$459
Between one and five years	557	6	563

	$920	$102	$1,022

16.	Provisions

	Warranties	Other	Total

Balance, January 1, 2012	$5,656	$9,803	$15,459
Additions	1,711	3,079	4,790
Utilizations	(1,514)	(501)	(2,015)
Reversals	(310)	(821)	(1,131)
Unwind of discount	—	93	93
Foreign exchange impact	(18)	(4)	(22)

Balance, December 31, 2012	$5,525	$11,649	$17,174
Additions	1,845	5,327	6,840
Utilizations	(1,980)	(1,910)	(3,654)
Reversals	(376)	(1,341)	(1,622)
Unwind of discount	—	103	103
Foreign exchange impact	494	906	1,401

Balance, December 31, 2013	$5,508	$14,734	$20,242

Current	$5,508	$11,102	$16,610
Non-current	—	3,632	3,632

	$5,508	$14,734	$20,242

(a)	Warranties

The provision for warranties relates to products sold and is based on past experience of the level of repairs and returns. The Company expects to incur the liability over the next financial year.

(b)	Other

Other provisions comprise site restoration, onerous contracts, legal claims, restructuring and WEEE directive. Although the ultimate amount of these liabilities is uncertain, these provisions are based on information that is currently available. These provisions are expected to be utilized over the period to 2022.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

17.	Financial instruments

(a)	Fair values and classification of financial instruments

The fair values of financial assets and liabilities, together with the carrying amounts shown in the consolidated statements of financial position, are as follows:

	2013		2012
	Carrying amount	Fair value	Carrying amount	Fair value

Cash and cash equivalents, measured at fair value	$113,413	$113,413	$100,965	$100,965
Financial assets held for trading, measured at fair value:
Short-term investments	—	—	6,433	6,433
Long-term investment	—	—	6,278	6,278
Loans and receivables, measured at amortized cost:
Trade and other receivables	155,648	155,648	159,260	159,260
Finance lease receivables	27,052	25,145	33,427	31,486
Acquired lease receivables	101	99	211	202
Indebtedness, measured at fair value	(1,978)	(1,978)	—	—
Trade and other payables, measured at amortized cost	(112,038)	(112,038)	(121,121)	(121,121)
Loans payable, measured at amortized cost	(1,022)	(964)	(211)	(202)

	$181,176	$179,325	$185,242	$183,301

The following summarizes the significant methods and assumptions used in estimating the fair values of financial instruments reflected in the table above:

(i) The fair values of cash equivalents and short-term investments are determined by the quoted market values for each of the investments in an active market at the reporting date.

(ii) The fair value of the long-term investment is determined by using current market price (note 6(b)).

(iii) The carrying amounts of cash, trade and other receivables, indebtedness and trade and other payables approximate their fair values due to the short-term nature of these financial instruments.

(iv) The fair values of finance lease receivables, acquired lease receivables, and loans payable are estimated using the discounted cash flow method. The interest rates used to discount estimated cash flows are based on the government yield curve at the reporting date plus an adequate credit spread, and were as follows:

	2013	2012

Leases receivable	4.8% to 5.9%	4.3% to 5.3%
Loans payable	4.9%	4.3%

(b)	Fair value hierarchy

Fair value measurements are classified under a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

(i) Level 1 is quoted prices (unadjusted) in active markets for identical assets or liabilities;

(ii) Level 2 consists of inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and

(iii) Level 3 is unobservable inputs for the asset or liability.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

17.	Financial instruments (continued)

(b)	Fair value hierarchy (continued)

Assets that are measured at fair value are summarized below:

	Level 1	Level 2	Level 3	Total

December 31, 2013
Financial assets at fair value through profit or loss:
Cash equivalents	$41,515	$—	$—	$41,515

	$41,515	$—	$—	$41,515

December 31, 2012
Financial assets at fair value through profit or loss:
Cash equivalents	$50,440	$—	$—	$50,440
Short-term investments	6,433	—	—	6,433
Long-term investment	6,278	—	—	6,278

	$63,151	$—	$—	$63,151

There were no transfers of fair value measurements between levels of the fair value hierarchy in 2013. During the year ended December 31, 2012, long-term investment was transferred from Level 3 to Level 1 due to improved observability of market data for the MAV II Notes, as described in note 6(b).

(c)	Financial risk management

The Company, through its financial assets and liabilities, is exposed to various risks. The following provides an analysis of risks as at December 31, 2013.

(i)	Credit risk

Credit risk is the risk of loss resulting from the failure of a customer or counterparty to meet its contractual obligations to the Company. The carrying amount of financial assets represents the Company’s estimate of maximum credit exposure.

The Company’s credit risk is primarily attributable to its cash balances, trade and other receivables, and finance lease receivables. The Company’s cash equivalents are held on deposit with Canadian banks and are invested in Government of Canada Treasury Bonds, in bankers’ acceptance notes (“BAs”) and in guaranteed investment certificates (“GICs”) of Canadian banks. All of the major banks with which the Company holds deposits, or in whose BAs and GICs the Company has invested, have a Tier 1 Capital ratio of 11% or greater, and a long term credit rating of Aa2 (Moody’s), A+ (S&P), AA- (Fitch), and AA (DBRS) or greater.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

17.	Financial instruments (continued)

(c)	Financial risk management (continued)

(i)	Credit risk (continued)

The Company sells the majority of its services and products under trade and finance lease receivables to telecommunication and service integration companies in over 40 countries around the world. The Company’s exposure to credit risk associated with non-payment by these customers is affected by conditions or occurrences within its industry and the global marketplace. The Company currently believes these conditions are challenging and is closely monitoring extensions of credit and performing ongoing credit evaluations of its customers’ financial condition to manage its credit risk exposure. The Company believes it maintains adequate provisions for potential credit losses. The amounts disclosed in the consolidated statement of financial position are net of allowances for doubtful accounts, estimated by the Company’s management, based on prior experience and an assessment of current financial conditions of customers, as well as the general economic environment.

The aging of trade receivables at the reporting date was:

	2013		2012
	Gross	Impairment	Gross	Impairment

Not past due	$122,930	$5	$121,678	$4
Past due 0 – 30 days	12,668	8	13,783	9
Past due 31 – 90 days	3,437	120	4,777	181
Past due 91 – 120 days	1,199	25	1,555	61
Past due 121 days	8,247	6,582	8,877	6,494

	$148,481	$6,740	$150,670	$6,749

The movement in the allowance for impairment in respect of trade receivables during the year was as follows:

	2013	2012

Balance, January 1	$6,749	$7,139
Impairment loss recognized	2,108	2,005
Receivables written off during the year as uncollectible	(762)	(511)
Reversal of impairment	(707)	(518)
Recovered amount	(1,215)	(1,253)
Foreign exchange translation differences	567	(113)

Balance, December 31	$6,740	$6,749

(ii)	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s primary source of liquidity is its cash reserves. The Company also maintains certain credit facilities to support short-term funding of operations. The Company believes it has sufficient available funds to meet current and foreseeable financial requirements. The repayment schedule for the Company’s long-term credit facilities is included in note 15. Short-term credit facilities are discussed in note 13.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

17.	Financial instruments (continued)

(c)	Financial risk management (continued)

(iii)	Market risk

Market risk arises from changes in market prices and rates (including interest rates, foreign exchange rates, and equity prices), the correlations among them, and their levels of volatility. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return on risk.

Currency risk

The Company is subject to currency risk through its activities in the United States, Europe, Latin America and AsiaPacific. Unfavorable changes in the exchange rate may affect the operating results of the Company. The Company does not actively use derivative instruments to reduce its exposure to foreign currency risk. There were no foreign currency forward contracts outstanding at December 31, 2013 and 2012.

The Company’s major currency exposures are summarized in Canadian dollar equivalents in the following table. The local currency amounts have been converted to Canadian dollar equivalent using the spot rates at the reporting date.

	USD	EUR	SEK	AUD

December 31, 2013
Cash and cash equivalents	$7,987	$25,063	$1,825	$—
Trade and other receivables	3,982	6,371	194	70
Other financial assets (a)	10,761	67,440	1,875	627
Trade and other payables	(2,193)	(13,780)	(2,612)	—
Other financial liabilities (a)	(20,371)	(51,498)	(838)	—

Net exposure	$166	$33,596	$444	$697

	USD	EUR	SEK	AUD

December 31, 2012
Cash and cash equivalents	$4,026	$13,179	$1,913	$—
Trade and other receivables	2,989	5,343	113	76
Other financial assets (a)	5,463	57,310	41	1,287
Trade and other payables	(763)	(9,602)	(4,880)	—
Other financial liabilities (a)	(5,128)	(13,701)	(4,431)	(35)

Net exposure	$6,587	$52,529	$(7,244)	$1,328

(a)	This includes foreign currency denominated inter-company balances.
(b)	USD = U.S. Dollar; EUR = Euro; SEK = Swedish Krone; AUD = Australian Dollar

A 5% strengthening of the Canadian dollar against the following currencies at December 31 would have increased (decreased) equity and profit by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant.

	USD	EUR	SEK	AUD

December 31, 2013
Equity	$—	$(487)	$—	$—
Profit	(8)	(1,193)	(22)	(35)

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

17.	Financial instruments (continued)

(c)	Financial risk management (continued)

(iii)	Market risk (continued)

Currency risk (continued)

	USD	EUR	SEK	AUD

December 31, 2012
Equity	$—	$(1,144)	$—	$—
Profit	(329)	(1,483)	362	(66)

A 5% weakening of the Canadian dollar against the above currencies at December 31 would have had the equal but opposite effect on the above currencies to the amounts shown above, on the basis that all other variables remain constant.

Interest rate risk

The Company is exposed to interest rate risk, in that changes in market interest rates will cause fluctuations in the fair value of its cash equivalents, short-term investments, loans and receivables, bank indebtedness and long-term credit facilities.

18.	Capital management

The Company’s objectives when managing its capital are:

(a)	to maintain a flexible capital structure that optimizes the cost of capital at acceptable risk, while providing an appropriate return to its shareholders;

(b)	to maintain a strong capital base so as to maintain investor, creditor and market confidence, and to sustain future development of the business;

(c)	to safeguard the Company’s ability to obtain financing should the need arise; and

(d)	to maintain financial flexibility in order to have access to capital in the event of future acquisitions, and to manage the business through changing economic conditions.

The Company manages its capital structure and makes adjustments to it in accordance with the objectives stated above. The Company also responds to changes in economic conditions and the risk characteristics of the underlying assets and its working capital requirements. In order to maintain or adjust its capital structure, the Company, upon approval from its Board of Directors, may issue shares, repurchase shares, pay dividends or undertake other activities as deemed appropriate under the specific circumstances. The Board of Directors reviews and approves any material transactions out of the ordinary course of business, including proposals on acquisitions or other major investments or divestitures.

In 2013 and 2012, the Company paid quarterly dividends (see note 19(c)). The Board of Directors determines if and when dividends should be declared and paid based on all relevant circumstances, including the desirability of financing further growth of the Company and its financial position at the relevant time. There is no guarantee that dividends will continue to be declared and paid in the future.

The Company monitors the return on capital, which is defined as profit divided by total equity. There were no changes in the Company’s approach to capital management during the year ended December 31, 2013. Neither the Company nor any of its subsidiaries is subject to externally imposed capital requirements.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

19.	Capital and other components of equity

(a)	Authorized share capital

Unlimited preferred shares with no par value

Unlimited common shares with no par value

(b)	Share repurchase program

(i)	Normal Course Issuer Bid

On November 1, 2011, the Company received regulatory approval to commence a Normal Course Issuer Bid (the “2011 NCI Bid”) which commenced on November 3, 2011 and terminated on November 2, 2012. Under the 2011 NCI Bid, the Company could repurchase up to 700,000 of its common shares. During the year ended December 31, 2012, 347,458 shares were repurchased at an average per share value of $16.76, for an aggregate purchase amount of $5,824. This resulted in $2,346 being recorded as a reduction to share capital and $3,478 as a reduction in retained earnings. In total, 384,958 common shares were repurchased under the 2011 NCI Bid prior to its termination.

On November 1, 2012, the Company received regulatory approval to commence a Normal Course Issuer Bid (the “2012 NCI Bid”) which commenced on November 5, 2012 and terminated on November 4, 2013. Under the 2012 NCI Bid, the Company could repurchase up to 576,000 of its common shares. No shares were repurchased under the 2012 NCI Bid.

(ii)	Substantial Issuer Bid

On February 22, 2012, the Company’s Board of Directors approved the repurchase of up to $50,000 of its common shares for subsequent cancellation in accordance with the Company’s substantial issuer bid as filed on www.sedar.com. On April 16, 2012, the Company took up and paid for 2,173,913 shares at a purchase price of $23.00 per share for an aggregate purchase amount of $50,000. This resulted in $14,709 being recorded as a reduction to share capital and $35,291 as a reduction in retained earnings.

(c)	Dividends

During the year ended December 31, 2013, the Company paid three quarterly dividends of $0.20 (2012 – four quarterly dividends of $0.20) per qualifying common share, for a total amount of $6,979 (2012 – $9,850) and one special dividend of $7.20 (2012 – $nil) per qualifying common share, for a total amount of $84,867 (2012 – $nil).

20.	Earnings per share

The following table reconciles the numerators and denominators of the basic and diluted earnings per share computation. Basic earnings per share calculation is as follows:

	2013	2012

Numerator for basic earnings per share:
Profit	$17,445	$31,675

Denominator for basic earnings per share:
Weighted average common shares	11,658,249	12,530,758

Basic net earnings per share	$1.50	$2.53

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

20.	Earnings per share (continued)

Diluted earnings per share calculation is as follows:

	2013	2012

Numerator for diluted earnings per share:
Profit	$17,445	$31,675

Denominator for diluted earnings per share:
Weighted average common shares	11,658,249	12,530,758
Effect of share options on issue	176,790	85,471

Diluted weighted average common shares	11,835,039	12,616,229

Diluted net earnings per share	$1.47	$2.51

At December 31, 2013, no options (2012 – 281,500) were excluded from the diluted weighted average number of common shares calculation as their effect would have been anti-dilutive.

21.	Share-based payments

At December 31, 2013, the Company has two share-based payment arrangements: a) stock option program and b) share appreciation rights (“SARs”) program.

(a)	Stock option program

The Company operates two stock option arrangements where settlement is made in equity. The first plan was initiated during the year 2000 and is hereafter referred to as the “2000 Option Plan”. Under the 2000 Option Plan, 3,000,000 common shares of the Company were reserved for the issuance of stock options and the Company granted stock options to certain employees, officers and directors. No further grants of options are permitted under the 2000 Option Plan since the approval of the 2006 Option Plan in May 2006.

The second plan was approved by shareholders at the Company’s Annual General Meeting in May 2006, and is hereafter referred to as the “2006 Option Plan”. Under the 2006 Option Plan, the Company is able to grant options up to 10% of its outstanding share capital as of the date of approval of the 2006 Option Plan. Options are priced at the weighted average share price outstanding for the five days preceding the option grant date.

The Company has granted stock options under both plans to certain employees, officers and directors.

Stock options currently granted vest over periods from one to six years and expire between five and ten years from the date of grant.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

21.	Share-based payments (continued)

(a)	Stock option program (continued)

Stock option transactions were as follows:

	Number of shares under option	Weighted average exercise price per option

Balance, January 1, 2012	1,371,000	$23.60
Exercised	(19,000)	11.29
Forfeited	(42,000)	23.05
Cancelled	(564,500)	32.24

Balance, December 31, 2012	745,500	$17.41
Exercised	(382,250)	13.61
Forfeited	(4,250)	26.54
Cancelled	(3,000)	31.35

Balance before adjustment, December 31, 2013	356,000	18.65
Adjustment due to special cash dividend payment (i)	(151,223)	17.56

Balance, December 31, 2013	204,777	$19.46

(i) On August 16, 2013, the Company paid a special cash dividend of $7.20 per share on its common shares. As Optionholders would have been adversely impacted by the expected reduction in the market price of the Common Shares after the payment of the Special Dividend, the Company aligned the interests of the Optionholders with the Company’s shareholders by adjusting the number of Common Shares (“Optioned Shares”) as defined under the Company’s 2006 Stock Option Plan issued upon the exercise of each option as well as the number of options outstanding such that each Optionholder exercising an option after the payment date of the Special Dividend would be in the same position as the Optionholder would have been if they had exercised such option prior to such payment date. This adjustment was made in accordance with the Company’s 2006 Stock Option Plan. There was no change to the aggregate number of Optioned Shares issuable upon exercise of the reduced options but the aggregate consideration paid by Optionholders was reduced for each Optioned Share in accordance with the TSX Staff Notice 2009-0006 regarding the re-pricing of options after a special distribution. The reduction was determined to be $7.46 per Optioned Share which was based upon the difference between: (a) the volume-weighted market price of the Common Shares for the five (5) day period ending on the close of business on the payment date; and (b) the volume-weighted market price of the Common Shares for the five (5) day period commencing on the first trading day after the payment date.

The weighted average share price at the date of exercise for stock options exercised in 2013 was $28.05 (2012 – $19.21).

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

21.	Share-based payments (continued)

(a)	Stock option program (continued)

At December 31, 2013, the range of exercise prices of stock options outstanding and exercisable is as follows:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding, December 31, 2013	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable, December 31, 2013	Weighted average exercise price

$10.50	1,737	0.07	$10.50	1,737	$10.50
$14.00	130,633	3.17	14.00	130,633	14.00
$22.60	72,407	1.82	22.60	72,407	22.60

	204,777		$19.46	204,777	$19.46

The fair value of the stock options is amortized on a straight-line basis over the vesting periods of the options. For the year ended December 31, 2013, the Company recognized stock compensation expense of $1,413 (2012 – $976) relating to the fair value of options granted. No options were granted during 2013 and 2012.

(b)	SARs program

The SARs program, which commenced on July 28, 2010, is a long-term cash incentive plan for directors, officers, and employees of the Company’s subsidiaries excluding any director, officer or employee of the Company. Under the SARs plan, participants are eligible to receive an award of share units having a specified award market value. The award market value is the weighted average trading price of the Company’s common shares on the Toronto Stock Exchange (“TSX”) on the ten trading days immediately preceding the award date. The SARs have up to a 5-year term, vest over four years on each anniversary date of the grant and are exercisable at any time after the share units have vested. Upon exercise, each participant is entitled to receive the amount by which the exercise market value, which is the weighted average trading price of the Company’s share price on the TSX on the ten trading days immediately preceding the exercise date, exceeds the award market value, less any applicable withholding taxes.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

(b)	SARs program (continued)

SARs transactions were as follows:

	Number of share units under option	Weighted average exercise price per option

Balance, January 1, 2012	40,000	$18.26
Granted	—	—
Exercised	—	—

Balance, December 31, 2012	40,000	$18.26
Granted	5,000	18.73
Exercised	(20,000)	23.50

Balance before adjustment, December , 31, 2013	25,000	14.95
Adjustment due to special cash dividend payment	(10,657)	14.00

Balance, December 31, 2013	14,343	$15.65

As of December 31, 2013, 40,000 share units (2012 – 15,000 share units) have vested. During the year ended December 31, 2013, the Company recognized compensation expense of $638 (2012 – $81) associated with the share units. As of December 31, 2013, the Company has compensation costs payable of $280 (2012 – $112).

No share units were granted under the SARs program during 2012. The measurement of the fair value of share units granted during 2013 used the following inputs:

2013 SARs granted

Fair value at grant date	$5.31
Share price at grant date	$19.82
Award market value	$18.73
Volatility factor of the expected market price of the Company’s shares	44.86%

22.	Revenue

	2013	2012

Sale of goods	$452,282	$461,919
Rendering of services	145,658	135,503
Operating leases	5,045	6,053
Other	2,545	3,140

	$605,530	$606,615

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

23.	Expenses by nature

	2013	2012

Employee benefits (a)	$224,042	$214,995
Product and service costs	249,474	255,671
Marketing and advertising	11,647	12,697
Facility and related costs	30,613	34,337
Depreciation and amortization	18,365	18,718
Professional fees	4,211	4,376
Other	42,580	47,719

	$580,932	$588,513

(a)	Employee benefits include salaries, bonuses, social security contributions, and share-based compensation.

24.	Investment tax credits

The Company realized a benefit of $4,137 (2012 – $2,684) relating to investment tax credits. These tax credits are recorded as a reduction to research and development expenses in the year.

As at December 31, 2013, $11,353 (2012 – $8,033) is recorded in net current tax assets.

25.	Finance income

	2013	2012

Interest income	$897	$874
Finance income from leases	1,791	2,186
Gain on sale of product line (a)	1,379	—
Fair value adjustment gain on long-term investment (note 6(b))	350	1,796
Other	—	26

	$4,417	$4,882

(a)

On September 2, 2013, the Company sold certain assets comprising its OPAS Sozial software, to CGM SYSTEMA Deutschland GmbH, for consideration of $1,387 (Euro 1,000). The operations and cash flows disposed could not be distinguished from the rest of the Company and as such are not disclosed as discontinued operations.

26.	Finance expense

	2013	2012

Interest expense on bank loans	$84	$41
Interest expense excluding bank loans	97	84
Unwind of discount	103	93

	$284	$218

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

27.	Income tax expense (recovery)

	2013	2012

Current tax (recovery) expense:
Current period	$7,904	$(12,459)

Deferred tax expense (recovery):
Origination and reversal of temporary differences	$343	$721
Change in tax rates	(465)	(90)
Change in unrecognized temporary differences	282	(174)
Recognition of previously unrecognized tax losses	488	(77)

	$648	$380

Total income tax (recovery) expense	$8,552	$(12,079)

The following table summarizes the income tax recognized in other comprehensive income:

	2013			2012
	Before tax	Tax (expense) benefit	Net of tax	Before tax	Tax (expense) benefit	Net of tax

Foreign currency translation differences for foreign operations	$21,195	$—	$21,195	$1,428	$—	$1,428
Defined benefit plan actuarial gains (losses)	9,896	(1,292)	8,604	637	619	1,256

	$31,091	$(1,292)	$29,799	$2,065	$619	$2,684

The following table provides a reconciliation of the effective tax rate:

	2013		2012

Profit		$17,445		$31,675
Income tax (recovery) expense		8,552		(12,079)

Profit before income taxes		$25,997		$19,596

Income tax using the Company’s domestic tax rate	26.50%	$6,889	26.50%	$5,193
Provisions for tax uncertainties	2.10%	546	(89.42%)	(17,522)
Tax expense on unremitted earnings of foreign subsidiaries	13.96%	3,630	0.00%	—
Effect of tax rates in foreign jurisdictions	(13.17%)	(3,424)	0.97%	190
Change in tax rates	(1.79%)	(465)	(0.46%)	(90)
Non-deductible expenses	4.00%	1,041	1.35%	264
Tax incentives	(3.07%)	(799)	(2.42%)	(475)
Recognition of previously unrecognized tax losses	1.88%	488	(0.39%)	(77)
Current year losses for which no deferred tax asset was recognized	1.40%	364	3.12%	612
Change in unrecognized temporary differences	1.08%	282	(0.89%)	(174)

	32.90%	$8,552	(61.64%)	$(12,079)

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

27.	Income tax expense (recovery) (continued)

The Company is subject to tax examinations in certain taxing jurisdictions in which it operates, including Canada, France, Sweden and Germany. The Company regularly assesses the status of these tax examinations and the potential for adverse outcomes to determine the adequacy of the provision for income taxes.

The Company believes that it has adequately provided for any reasonably foreseeable outcomes related to current and future tax examinations and that any future settlements will not have a material adverse effect on the consolidated financial position and results of operations. However, the Company cannot predict with any level of certainty the exact nature of any future possible settlements.

28.	Supplemental cash flow information

The change in non-cash operating working capital consists of the following:

	2013	2012

Trade and other receivables	$16,165	$7,284
Inventories	28,624	(11,083)
Finance lease receivables	9,605	10,907
Prepaid expenses and other assets	817	248
Trade and other payables	(19,314)	3,221
Deferred income	5,227	(1,145)
Provisions	1,076	1,380

	$42,200	$10,812

29.	Pensions

The Company participates in various pension plans in North America and Europe. In countries where there are legal requirements to fund these pension plans, the Company funds these plans as required. In other countries, no such obligation exists.

The following table presents pension liabilities (assets) of the Company by type of plan:

	2013	2012

Funded defined benefit pension plans	$(16)	$9,346
Unfunded defined contribution pension plan	2,603	2,620
Unfunded defined benefit pension plan	25,279	21,993

	$27,866	$33,959

The following table summarizes the cumulative actuarial gains and losses recognized in other comprehensive income and reclassified directly to retained earnings:

	2013	2012

Cumulative actuarial loss, January 1	$(8,275)	$(8,912)
Actuarial gain recognized during the period	9,896	637

Cumulative actuarial gain (loss), December 31	$1,621	$(8,275)

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

29.	Pensions (continued)

(a)	Funded defined benefit pension plan in North America

During 2006, the Company commenced an Individual Pension Plan scheme for certain senior North American executives. The plan provides pensions based on years of service, years of contributions and earnings, and guarantees the plan members an annual rate of return on plan assets of 7.5%.

Actuarial estimates and maximum retirement benefits are based on projections of employees’ compensation levels at the time of retirement, subject to certain adjustments.

The following table shows a reconciliation from the opening balances to the closing balances for the net defined benefit liability and its components:

	Defined benefit obligation	Fair value of plan assets	Net benefit liability

Balance, January 1, 2012	$2,122	$(1,852)	$270

Included in profit or loss:
Current service cost	146	—	146
Interest cost (income)	174	(145)	29

	320	(145)	175

Included in other comprehensive income:
Remeasurements:
Return on plan assets excluding interest income	—	75	75

	—	75	75

Other:
Company contributions	—	(178)	(178)
Benefits paid	(229)	229	—

	(229)	51	(178)

Balance, December 31, 2012	$2,213	$(1,871)	$342

	Defined benefit obligation	Fair value of plan assets	Net benefit liability

Balance, January 1, 2013	$2,213	$(1,871)	$342

Included in profit or loss:
Current service cost	127	—	127
Interest cost (income)	148	(145)	3

	275	(145)	130

Included in other comprehensive income:
Remeasurements:
Actuarial gain from changes in financial assumptions	(277)	—	(277)
Return on plan assets excluding interest income	—	(85)	(85)

	(277)	(85)	(362)

Other:
Company contributions	—	(126)	(126)
Benefits paid	(271)	271	—

	(271)	145	(126)

Balance, December 31, 2013	$1,940	$(1,956)	$(16)

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

29.	Pensions (continued)

(a)	Funded defined benefit pension plan in North America (continued)

Asset allocation of plan assets

	2013	2012
Equity securities	$100%	$100%

Actuarial assumptions

	2013	2012
Weighted average discount rate	7.5%	7.5%
Weighted average rate of compensation increase	5.5%	5.5%

Contributions

	Employer	Employee	Total
Actual contributions during 2012	$178	$—	$178
Actual contributions during 2013	126	—	126

(b)	Funded defined benefit pension plan in Europe

In connection with an acquisition in 2003, the Company commenced participation in a multi-employer contributory defined benefit pension plan which covers certain employees in Switzerland. The multi-employer defined benefit plan in Switzerland is a funded plan financed by employee and employer contributions defined in the plan regulations. The terms of participating in this multi-employer plan are as follows:

(i)

The investment and longevity and other actuarial risks are pooled amongst all plan members. Technical and investment volatility reserves are defined in standalone plan documents which confirm the bases for determining the reserves related to the plan liabilities and assets.

(ii)

If the Company chooses to withdraw from this multi-employer plan, the amount of assets to be transferred to the Company’s new pension fund will depend on the funded status of the plan, the amount of reserves held by the plan and the plan’s partial liquidation rules.

(iii)

In the case of a wind-up of the multi-employer plan, any available surplus is allocated to the members of the plan and may not revert back to the participating employers. The treatment of a deficit situation depends on the state of solvency of the participating employers and of the pension plan. Assuming all participating employers remain solvent, any material deficit position would need to be jointly financed by the participating employers and the active members.

The plan provides pensions based on years of service, years of contributions and earnings. Under Swiss law, if the plan assets are less than ninety percent of the statutory defined benefit obligation, the pension plan must take action to correct the position so that the plan is fully funded within seven years. The statutory obligation is calculated differently than the actuary obligation as it is not a present value calculation and it excludes future salary and turnover increases, among other differences.

Actuarial estimates and maximum retirement benefits are based on projections of employees’ compensation levels at the time of retirement, subject to certain adjustments.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

29.	Pensions (continued)

(b)	Funded defined benefit pension plan in Europe (continued)

The following table shows a reconciliation from the opening balances to the closing balances for the net defined benefit liability and its components:

	Defined benefit obligation	Fair value of plan assets	Net benefit liability

Balance, January 1, 2012 (restated)	$87,518	$(73,858)	$13,660

Included in profit or loss:
Current service cost	2,111	—	2,111
Interest cost (income)	1,688	(1,462)	226
Administration expenses	—	75	75

	3,799	(1,387)	2,412

Included in other comprehensive income:
Remeasurements:
Actuarial gain from changes in demographic assumptions	(193)	—	(193)
Return on plan assets excluding interest income	—	(4,571)	(4,571)
Effect of movements in exchange rates	315	(378)	(63)

	122	(4,949)	(4,827)

Other:
Company contributions	—	(2,241)	(2,241)
Employee contributions	2,125	(2,125)	—
Benefits paid/assets transferred in	1,913	(1,913)	—

	4,038	(6,279)	(2,241)

Balance, December 31, 2012 (restated)	$95,477	$(86,473)	$9,004

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

29.	Pensions (continued)

(b)	Funded defined benefit pension plan in Europe (continued)

	Defined benefit obligation	Fair value of plan assets	Total	Impact of asset ceiling	Net benefit liability

Balance, January 1, 2013	$95,477	$(86,473)	$9,004	$—	$9,004

Included in profit or loss:
Current service cost	2,160	—	2,160	—	2,160
Interest cost (income)	1,917	(1,779)	138	—	138
Administration expenses	—	78	78	—	78

	4,077	(1,701)	2,376	—	2,376

Included in other comprehensive income:
Remeasurements:
Actuarial gain from changes in financial assumptions	(5,522)	—	(5,522)	—	(5,522)
Actuarial loss from changes in demographic assumptions	(2,401)	—	(2,401)	—	(2,401)
Experience adjustment	1,057	—	1,057	—	1,057
Change in irrecoverable surplus, effect of asset ceiling	—	—	—	89	89
Return on plan assets excluding interest income	—	(2,483)	(2,483)	—	(2,483)
Effect of movements in exchange rates	9,569	(9,368)	201	6	207

	2,703	(11,851)	(9,148)	95	(9,053)

Other:
Company contributions	—	(2,327)	(2,327)	—	(2,327)
Employee contributions	2,213	(2,213)	—	—	—
Benefits paid/assets transferred in	1,865	(1,865)	—	—	—

	4,078	(6,405)	(2,327)	—	(2,327)

Balance, December 31, 2013	$106,335	$(106,430)	$(95)	$95	$—

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

29.	Pensions (continued)

(b)	Funded defined benefit pension plan in Europe (continued)

Asset allocation of plan assets

	2013	2012

Equity securities	28%	33%
Debt securities	17%	16%
Cash	12%	9%
Properties	43%	42%

	100%	100%

The Company makes contributions to the plan to secure the benefits of plan members and invests in permitted investments, using the target ranges established by the Pension Committee of the pension fund. The Pension Committee reviews actuarial assumptions on an annual basis. The assumptions established are based on the existing performance and trends and expected results.

Actuarial assumptions

	2013	2012

Weighted average discount rate	2.00%	2.00%
Weighted average rate of consumer price inflation	1.50%	1.50%
Weighted average rate of compensation increase	2.00%	2.00%

Sensitivity analysis

A change in an assumption, while holding all other assumptions constant, would have affected the defined benefit obligation at December 31, 2013 by the amounts shown below.

	Increase	Decrease

Discount rate (1.00% movement)	$(13,292)	$16,907
Rate of compensation increase (0.50% movement)	744	(744)
Future pension growth (0.50% movement)	5,104	—

Contributions

	Employer	Employee	Total

Actual contributions during 2012	$2,241	$2,125	$4,366
Actual contributions during 2013	2,327	2,213	4,540
Expected contributions during 2014	2,378	2,500	4,878

(c)	Unfunded pension plans

Defined contribution pension liabilities

In Italy, the Company participates in state pension plans, for which contributions expensed correspond to the contributions payable to the state organizations. The Company’s obligation is limited to the amount of contributions that are expensed. During 2013, the Company expensed $1,299 (2012 – $1,141) of contributions to defined contribution plans.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

29.	Pensions (continued)

(c)	Unfunded pension plans (continued)

Defined benefit pension liabilities

As part of the acquisitions of the EADS Telephony Business and the DeTeWe Telecom Systems Business in 2005, the Company assumed the pension obligations related to certain European employees.

Independent actuaries calculate the Company’s obligation in respect of these plans, using the projected unit credit method. Actuarial assumptions comprise mortality, rates of employee turnover, projection of future salary levels, and revaluation of future benefits. Future estimated benefits are discounted using discount rates appropriate to each country. These plans have differing characteristics. In Germany, retirees benefit from the receipt of a perpetual annuity during their retirement. In France, retirees benefit from a lump sum payment on the employee’s retirement or departure.

The plan asset comprises of a pledged reinsurance contract in Germany to protect a former employee’s future payments against insolvency of the Company.

The following table shows a reconciliation from the opening balances to the closing balances for net defined benefit liability and its components:

	Defined benefit obligation	Fair value of plan asset	Net benefit liability

Balance, January 1, 2012 (restated)	$17,421	$(276)	$17,145

Included in profit or loss:
Current service cost	518	—	518
Interest cost (income)	828	(14)	814
Remeasurements of other long-term employee benefits	81	—	81

	1,427	(14)	1,413

Included in other comprehensive income:
Remeasurements:
Actuarial loss from changes in financial assumptions	4,344	—	4,344
Experience adjustment	(207)	—	(207)
Return on plan assets excluding interest income	—	(85)	(85)
Effect of movements in exchange rates	2	—	2

	4,139	(85)	4,054

Other:
Benefits paid	(619)	—	(619)

	(619)	—	(619)

Balance, December 31, 2012 (restated)	$22,368	$(375)	$21,993

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

29.	Pensions (continued)

(c)	Unfunded pension plans (continued)

Defined benefit pension liabilities (continued)

	Defined benefit obligation	Fair value of plan asset	Net benefit liability

Balance, January 1, 2013	$22,368	$(375)	$21,993

Included in profit or loss:
Current service cost	779	—	779
Interest cost (income)	759	(14)	745
Remeasurements of other long-term employee benefits	(78)	—	(78)

	1,460	(14)	1,446

Included in other comprehensive income:
Remeasurements:
Actuarial gain from changes in financial assumptions	(20)	—	(20)
Actuarial gain from changes in demographic assumptions	1	—	1
Experience adjustment	(254)	—	(254)
Return on plan assets excluding interest income	—	(1)	(1)
Effect of movements in exchange rates	2,670	(45)	2,625

	2,397	(46)	2,351

Other:
Benefits paid	(511)	—	(511)

	(511)	—	(511)

Balance, December 31, 2013	$25,714	$(435)	$25,279

Actuarial assumptions

	2013	2012

Discount rate	3.00% to 3.50%	3.00% to 3.50%
Rate of compensation increase	2.50	2.50%

Sensitivity analysis

A change in an assumption, while holding all other assumptions constant, would have affected the defined benefit obligation at December 31, 2013 by the amounts shown below.

	Increase	Decrease

Discount rate (0.50% movement)	$(1,764)	$1,976
Rate of compensation increase (0.25% movement)	196	(190)
Future pension growth (0.50% movement)	1,077	(981)

30.	Segmented and geographical information

Segment disclosures

The Company operates in the Enterprise Communication segment which develops and markets a full line of residential and business telephones for the cable and telecommunication markets. The Enterprise Communication segment is managed geographically between Americas, Europe and Other. The Other segment includes Africa, Asia, the Middle East and the Asia-Pacific region.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

30.	Segmented and geographical information (continued)

Management evaluates each geographic segment’s performance based on revenues less cost of sales, selling, general and administrative expenses, depreciation of property, plant and equipment, and amortization of intangible assets. The geographic segment revenue is determined by the locations where goods are shipped and services are provided. The accounting policies of the geographic segments are the same as those described in the summary of significant accounting policies. Research and development and corporate selling, general and administrative expenses that benefit all geographic segments, are not allocated to a geographic segment and are included in “Corporate”.

The following tables present the segmented statements of profit for the years ended December 31, 2013 and 2012:

2013	Americas	Europe	Other	Corporate	Total

Revenue	$90,602	$476,871	$38,057	$—	$605,530
Cost of sales	51,574	264,487	20,330	987	337,378

	39,028	212,384	17,727	(987)	268,152
Expenses (income):
Selling, general and administrative	18,861	134,516	6,943	11,311	171,631
Depreciation of property, plant and equipment	1,745	3,888	331	—	5,964
Amortization of intangible assets	191	8,659	408	—	9,258

	$18,231	$65,321	$10,045	$(12,298)	$81,299
Research and development					56,701
Foreign exchange loss					2,734
Finance income					(4,417)
Finance expenses					284

Profit before income taxes					25,997
Income tax expense					8,552

Profit					$17,445

2012	Americas	Europe	Other	Corporate	Total

Revenue	$79,377	$482,658	$44,580	$—	$606,615
Cost of sales	48,250	270,422	23,354	1,520	343,546

	31,127	212,236	21,226	(1,520)	263,069
Expenses (income):
Selling, general and administrative	18,147	136,871	8,132	9,162	172,312
Depreciation of property, plant and equipment	1,805	4,033	387	—	6,225
Amortization of intangible assets	268	8,542	397	—	9,207

	$10,907	$62,790	$12,310	$(10,682)	$75,325
Research and development					57,223
Foreign exchange loss					3,170
Finance income					(4,882)
Finance expenses					218

Profit before income taxes					19,596
Income tax recovery					(12,079)

Profit					$31,675

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

30.	Segmented and geographical information (continued)

The following table presents sales to third party customers attributable to geographic location based on the location of the customer for the years ended December 31, 2013, and 2012:

	2013	2012

Germany	$146,848	$142,647
France	96,930	98,692
United States	63,550	53,055
Nordic Region	52,179	52,307
Canada	8,567	11,605
Other	237,456	248,309

	$605,530	$606,615

Goodwill by reportable segment is as follows:

	2013	2012

Europe	$51,095	$47,066
Other	1,330	1,228

	$52,425	$48,294

Property, plant and equipment and intangible assets by geographical area are as follows:

	2013	2012

Canada	$3,459	$3,983
United States	3,756	3,541
Europe	29,540	37,497
Other foreign	1,581	2,353

	$38,336	$47,374

31.	Related parties

Intercompany transactions

The Company has thirty-six wholly owned subsidiaries which have intercompany transactions under the normal course of operations and are eliminated upon consolidation.

Key management personnel compensation

Key management personnel are comprised of the Company’s directors and executive officers. In addition to their salaries, the Company also provides non-cash benefits to directors and executive officers, and contributes to post-employment defined benefit plans on their behalf, as described in note 29. Executive officers also participate in the Company’s share option program, as described in note 21.

Key management personnel compensation is as follows:

	2013	2012

Short-term employee benefits (a)	$5,433	$3,393
Post-employment benefits	160	184
Share-based compensation	1,294	733

	$6,887	$4,310

(a)	Short-term employee benefits include salaries, bonuses, and social security contributions.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

32.	Commitments, contingencies, and guarantees

(a)	Lease commitments

The future minimum annual lease payments under operating leases for rental premises, vehicles, and equipment are as follows:

2014	$21,037
2015	13,051
2016	10,315
2017	6,379
2018	5,453
Thereafter	14,622

$70,857

During 2013, total operating lease expense was $20,268 (2012 – $21,078).

(b)	Bluetooth Technology Partnership Canada Program

During 2002, the Company entered into an agreement with Technology Partnerships Canada which provided the Company funding, to a maximum of $9,900, to reimburse 33% of eligible costs for a specific research project. To date, the Company has claimed approximately $9,093 (2012 – $9,093), and received approximately $9,093 (2012 – $9,093) from the program. The Company was obligated to pay a royalty of 2.2% of gross project revenues, during a royalty period from January 1, 2006 to March 31, 2013. During 2013, the Company paid $424 (2012 – $505) in royalties.

(c)	Litigation

In the normal course of operations, the Company may be subject to litigation and claims from customers, suppliers, patent holders and former employees. Management believes that adequate provisions have been recorded in the accounts, where required. Although it is not possible to estimate the extent of potential costs, if any, management believes that the ultimate resolution of such contingencies would not have a material adverse effect on the results of operations, financial position, or liquidity of the Company.

(d)	Guarantees

The Company’s obligations under guarantees are not recognized in the financial statements, but are disclosed. The Company provides routine commercial letters of credit, letters of guarantee, contractual vendor rebates, and indemnifications to various third parties, whose terms range in duration and often are not explicitly defined.

(e)	Income taxes

The Company is subject to tax audits by local tax authorities. Tax authorities could challenge the validity of the Company’s inter-company transfer pricing policies which generally involve subjective areas of taxation and a significant degree of judgment. If any of these tax authorities is successful in challenging the Company’s intercompany transactions, the Company’s income tax expense may be adversely affected and the Company could also be subjected to interest and penalty charges.

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

33.	Company entities

The Company has 100% ownership interest in all the subsidiaries. The following is a list of the significant subsidiaries of the Company.

Principal place of business
Aastra Belgium SA	Belgium
Aastra Deutschland GmbH	Germany
Aastra France SAS	France
Aastra Italia S.p.A.	Italy
Aastra Tel Sweden AB	Sweden
Aastra Telecom Australia Pty Ltd	Australia
Aastra Telecom Do Brasil Industria S.A.	Brazil
Aastra Telecom Inc.	Canada
Aastra Telecom S.L.	Spain
Aastra Telecom Schweiz AG	Switzerland
Aastra Telecom (UK) Limited	UK
Aastra USA Inc.	US
DeTeWe Communications GmbH	Germany

34.	Subsequent events

(a)	Merger with Mitel Networks Corporation

On January 31, 2014, Mitel Networks Corporation (“Mitel”) acquired all of the outstanding Aastra Technologies Limited common shares for US $6.52 in cash plus 3.6 Mitel common shares for each Aastra Technologies Limited common share. The total amount of cash paid by Mitel was approximately US $80,000 and the number of Mitel shares issued was 44,162,509.

(b)	Acquisition of Telepo Ltd.

On January 20, 2014, the Company, through a wholly owned subsidiary, acquired all of the outstanding shares of Telepo AB (“Telepo”) for cash consideration of $20,202 (Euro 13,588). Telepo offers carrier-grade, cloud-based, multi-tenant Unified Communication (UC) solutions.

The assets and liabilities acquired, provisionally determined, are as follows:

Assets acquired:
Current assets (inclusive of cash acquired of $3,999)	$6,378
Property, plant and equipment	78
Acquired licensed technology	18,773

25,229
Less liabilities assumed:
Current liabilities	5,027

Fair value of net assets acquired	$20,202

Financed by:
Cash	$20,202

AASTRA TECHNOLOGIES LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars, except share and per share amounts and as otherwise noted)

Years ended December 31, 2013 and 2012

35.	Comparative figures

Certain 2012 comparative figures have been reclassified to conform to the financial statement presentation adopted for 2013.

APPENDIX B

See attached.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF MITEL

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF EARNINGS

For the year ended April 30, 2013

(in U.S. dollars, millions except per share amounts)

	Aastra US GAAP (Notes 4, 5 and 6)	Mitel (Note 3)	Pro Forma Adjustments (Note 9)		Pro Forma Combined
Revenues	$594.3	$576.9	$—		$1,171.2
Cost of revenues	335.4	256.3	—		591.7

Gross margin	258.9	320.6	—		579.5

Expenses:
Selling, general and administrative	174.5	221.0	21.1	(a),(b)	416.6
Research and development	66.0	55.7	—		121.7
Special charges and restructuring costs	3.0	20.3	—		23.3
Loss on litigation settlement	—	1.5	—		1.5

	243.5	298.5	21.1		563.1

Operating income from continuing operations	15.4	22.1	(21.1)		16.4
Interest expense	(0.3)	(19.7)	(1.5	) (c)	(21.5)
Debt retirement costs, including write-off of related deferred financing costs	—	(2.6)	—		(2.6)
Fair value adjustments on derivative instruments	1.8	—	—		1.8
Other income (expense)	(0.9)	1.3	—		0.4

Income (loss) from continuing operations, before income taxes	16.0	1.1	(22.6)		(5.5)
Income tax recovery	13.9	8.8	4.5	(d)	27.2

Net income from continuing operations	29.9	9.9	(18.1)		21.7
Net loss from discontinued operations	—	(3.7)	—		(3.7)

Net income	$29.9	$6.2	$(18.1)		$18.0

Net income (loss) per common share – Basic
Net income per share from continuing operations	$2.51	$0.19			$0.22
Net loss per share from discontinued operations	$—	$(0.07)			$(0.04)
Net income per share	$2.51	$0.12			$0.18
Net income (loss) per common share – Diluted
Net income per share from continuing operations	$2.49	$0.18			$0.22
Net loss per share from discontinued operations	$—	$(0.07)			$(0.04)
Net income per share	$2.49	$0.11			$0.18
Weighted-average number of common shares outstanding
Basic	11.9	53.7	44.2	(e)	97.9
Diluted	12.0	56.2	44.2	(e)	100.4

(The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements)

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF EARNINGS

For the six months ended October 31, 2013

(in U.S. dollars, millions except per share amounts)

	Aastra US GAAP (Notes 4, 5 and 6)	Mitel (Note 3)	Pro Forma Adjustments (Note 9)		Pro Forma Combined
Revenues	$282.7	$286.5	$—		$569.2
Cost of revenues	158.8	121.9	—		280.7

Gross margin	123.9	164.6	—		288.5

Expenses:
Selling, general and administrative	80.3	112.1	10.7	(a),(b)	203.1
Research and development	28.9	28.6	—		57.5
Special charges and restructuring costs	5.7	10.2	—		15.9
Gain on disposition of product line	(1.4)	—	—		(1.4)

	113.5	150.9	10.7		275.1

Operating income from continuing operations	10.4	13.7	(10.7)		13.4
Interest expense	(0.1)	(13.0)	2.5	(c)	(10.6)
Other expense	(1.3)	(0.3)	—		(1.6)

Income from continuing operations, before income taxes	9.0	0.4	(8.2)		1.2
Income tax recovery (expense)	(1.4)	1.2	1.6	(d)	1.4

Net income	$7.6	$1.6	$(6.6)		$2.6

Net income per share
Net income per common share – Basic	$0.65	$0.03			$0.03
Net income per common share – Diluted	$0.64	$0.03			$0.03
Weighted-average number of common shares outstanding
Basic	11.7	53.8	44.2	(e)	98.0
Diluted	11.8	56.4	44.2	(e)	100.6

(The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements)

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As at October 31, 2013

(in U.S. dollars, millions)

	Aastra US GAAP (Notes 4, 5 and 6)	Mitel (Note 3)	Pro Forma Adjustments (Note 9)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$86.8	$70.5	$(52.1	)(p)	$105.2
Accounts receivable	114.7	116.7	—		231.4
Sales-type lease receivables (net)	11.3	14.3	—		25.6
Inventories (net)	83.0	24.3	—		107.3
Deferred tax asset	8.5	15.5	7.4	(d)	31.4
Other current assets	14.6	30.8	2.3	(q)	47.7

	318.9	272.1	(42.4)		548.6
Non-current portion of sales-type lease receivables (net)	15.7	14.4	—		30.1
Deferred tax asset	9.7	119.9	—	(d)	129.6
Property and equipment (net)	24.2	29.2	—		53.4
Identifiable intangible assets (net)	14.9	54.9	182.4	(f)	252.2
Goodwill	49.3	147.3	120.9	(g)	317.5
Other non-current assets	—	16.1	3.2	(h)	19.3

	$432.7	$653.9	$264.1		$1,350.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$118.4	$91.3	$5.6	(i)	$215.3
Current portion of deferred revenue	46.6	38.6	(10.7	)(j)	74.5
Current portion of long-term debt and bank indebtedness	2.5	21.3	(14.2	)(k)	9.6

	167.5	151.2	(19.3)		299.4
Long-term debt	0.6	267.6	92.3	(k)	360.5
Lease recourse liability	—	3.7	—		3.7
Long-term portion of deferred revenue	—	16.1	—		16.1
Deferred tax liability	7.6	17.0	34.4	(d)	59.0
Pension liability	35.7	71.2	—		106.9
Other non-current liabilities	4.8	19.1	—		23.9

	216.2	545.9	107.4		869.5

Commitments, guarantees and contingencies
Shareholders’ equity:
Common shares	79.0	811.5	312.3	(l)	1,202.8
Warrants	—	39.1	—		39.1
Additional paid-in capital	11.4	35.7	(11.4	)(m)	35.7
Retained earnings (accumulated deficit)	120.4	(684.2)	(138.5	)(n)	(702.3)
Accumulated other comprehensive income (loss)	5.7	(94.1)	(5.7	)(o)	(94.1)

	216.5	108.0	156.7		481.2

	$432.7	$653.9	$264.1		$1,350.7

(The accompanying notes are an integral part of these unaudited consolidated financial statements)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

For the year ended April 30, 2013 and the six months ended October 31, 2013

(in U.S. dollars, millions except per share amounts)

1.	Basis of Presentation

The accompanying unaudited pro forma condensed combined statements of Mitel Networks Corporation (“Mitel”) have been prepared to give effect to the transaction where Mitel acquired all of the outstanding common shares of Aastra Technologies Limited (“Aastra”) (the “Aastra Acquisition”).

The unaudited pro forma condensed combined statements of earnings for the year ended April 30, 2013 and for the six months ended October 31, 2013 combine the historical consolidated statements of earnings of Mitel and Aastra to give effect to the acquisition as if it had occurred on May 1, 2012. The unaudited pro forma condensed combined balance sheet as at October 31, 2013 combines the historical consolidated balance sheets of Mitel and Aastra to give effect to the acquisition as if it had occurred on October 31, 2013.

The unaudited pro forma condensed combined financial statements also reflect the effect of the equity to be issued to Aastra shareholders and borrowings to be incurred by Mitel to finance the Aastra Acquisition.

As the fiscal periods of Mitel and Aastra are non-coterminous, the Aastra results are presented based on the Aastra reporting period ending closest to the Mitel reporting periods; for the income statement, six months ended September 30, 2013 and twelve months ended March 31, 2013 and for the balance sheet, as at September 30, 2013.

The unaudited pro forma condensed combined financial statements were derived from and should be read in conjunction with the:

•

Mitel audited annual consolidated financial statements and notes thereto for each of the three years ended April 30, 2013, 2012 and 2011 contained in the Mitel’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on June 24, 2013;

•

Mitel unaudited interim consolidated financial statements and notes thereto for each of the three and six months ended October 31, 2013 and 2012 contained in the Mitel’s Quarterly Report on Form 10-Q filed with the SEC on December 5, 2013;

•	Aastra audited annual consolidated financial statements and notes thereto for each of the two years ended December 31, 2013 and 2012 contained in Aastra’s 2013 Annual Report;

•	Aastra unaudited interim consolidated financial statements and notes thereto for each of the three and nine months ended September 30, 2013 and 2012 contained in the Aastra’s Q3 2013 Quarterly Report;

For purposes of preparing the unaudited pro forma condensed combined financial statements, adjustments have been made to convert the historical financial statements of Aastra, prepared in accordance with International Financial Reporting Standards (“IFRS”) and in Canadian dollars, to U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and U.S. dollars and to conform Aastra’s accounting policies used to those of Mitel. Details on these adjustments are described in Note 4 and Note 5.

The historical consolidated financial statements have also been adjusted to give effect to pro forma events that are (1) directly attributable to the Aastra Acquisition, (2) factually supportable, and (3) with respect to the statements of earnings, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or financial performance actually would have been had the acquisition been completed as of the dates indicated and does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). The purchase price calculation and purchase price allocation are dependent upon fair value estimates and assumptions as at the acquisition date and therefore, the valuations are provisional and are subject to change. Mitel will finalize all amounts as it obtains the information necessary to complete the measurement process, which is expected to be no later than one year from the acquisition date. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Differences between preliminary estimates and final amounts may occur and these differences could be material to the accompanying unaudited pro forma condensed combined financial statements and Mitel’s future financial performance and financial position.

In connection with the Aastra Acquisition, total acquisition-related transaction costs incurred by Mitel and Aastra were approximately $32.6, and were primarily comprised of $21.8 of legal, advisory and termination costs and $10.8 of financing costs relating to the new credit facilities. In addition, Mitel incurred $4.2 of costs relating to the termination of its existing credit facilities. The effect of legal and advisory costs to be incurred in connection with the acquisition as well as costs relating to terminating Mitel’s existing credit facilities are not reflected in the unaudited pro forma condensed combined statement of earnings as they do not have a continuing impact on the combined operating results; instead, such costs are reflected in the unaudited pro forma condensed combined balance sheet as at October 31, 2013 as a reduction to cash and cash equivalents; retained earnings has similarly been reduced for any costs incurred by Mitel. Legal and advisory costs are recognized as special charges and restructuring costs in the period as they are incurred. Financing costs will be amortized into net earnings as part of interest expense using the effective interest method over the terms of the applicable financing.

In January 2014, prior to the closing of the Aastra Acquisition, Aastra completed the acquisition of Telepo Ltd, a business communications solution provider of multi-tenant unified communications solutions. The acquisition has been reflected in the unaudited pro forma condensed combined balance sheet as if the acquisition was completed on October 31, 2013.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve, the costs to integrate the operations of Mitel and Aastra or any costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

2.	Description of Transaction

On November 10, 2013, Mitel and Aastra entered into a definitive agreement (the “Agreement”) pursuant to which and subject to the terms and conditions set forth in the Agreement, Mitel would acquire all of the issued and outstanding common shares of Aastra. The transaction was completed on January 31, 2014.

Under the terms of the Agreement, Aastra shareholders received $6.52 in cash and 3.6 common shares of Mitel for each Aastra common share held. The total fair value of the consideration is listed in Note 7.

All Aastra stock options were exercised prior to January 31, 2014 and therefore there were no stock options outstanding on January 31, 2014. Each outstanding Aastra Stock Appreciation Right (“SAR”) that was vested at January 31, 2014 was surrendered by the holder to Aastra in exchange for a cash payment by Aastra, as determined in accordance with the Aastra SAR Plan. Each outstanding Aastra Deferred Share Unit (“DSU”) was cancelled by Aastra, in exchange for a cash payment by Aastra in accordance with the Aastra DSU Plan.

Mitel financed the cash element of the acquisition with available cash resources and new credit facilities. These credit facilities, which replaced Mitel’s existing credit facilities, consist of a $355.0 term loan maturing in January 2020 and bearing interest at LIBOR (subject to a 1.00% floor) plus 4.25% and a $50.0 revolving facility maturing in January 2019 and bearing interest at LIBOR plus 4.25% that were entered into on January 31, 2014.

3.	Accounting Policies

These unaudited pro forma condensed combined financial statements reflect adjustments made to Aastra’s income statements and balance sheet to convert the financial statements from IFRS to U.S. GAAP (Note 5). Mitel is currently reviewing, in detail, Aastra’s accounting policies. As a result of that review, Mitel may identify additional U.S. GAAP differences or differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial results. Based on information available at this time, Mitel is not aware of any differences that would have a material impact on the post-combination financial statements, other than those reflected in the unaudited pro forma condensed combined financial statements as described in Note 5 and Note 6.

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial statements are consistent with those described in the unaudited interim period consolidated financial statements of Mitel for the six months ended October 31, 2013 and the audited consolidated financial statements of Mitel for the year ended April 30, 2013.

4.	Currency Translation

Aastra’s Canadian dollar financial statements have been translated to U.S. dollars based on the foreign exchange rates in effect for the periods as follows:

CAD/USD rate used
Income statement for the six months ended October 31, 2013	Average rate of 0.9701
Income statement for the year ended April 30, 2013	Average rate of 0.9990
Balance sheet as at October 31, 2013	Closing rate of 0.9723

5.	U.S. GAAP adjustments

The following adjustments were made to Aastra’s IFRS financial statements to convert them to U.S. GAAP:

(a)	Revenue recognition – Software

U.S. GAAP provides specific guidance on when to recognize revenue for elements in a multiple element arrangement that contains software. To recognize revenue for delivered software elements, there must be Vendor-Specific Objective Evidence (“VSOE”) of fair value for all undelivered software elements. If VSOE of fair value does not exist, all delivered elements are recognized on a pro-rata basis with the undelivered elements. Software that is essential to the functionality of hardware is scoped out of this guidance.

Under IFRS, there is no prescriptive requirement for the accounting for software revenue recognition and the concept of VSOE of fair value does not exist. As a result software revenue recognition is generally recorded such that revenue is recognized for each individual element of a transaction to reflect the substance of the transaction.

A portion of Aastra’s revenues consist of software, which is not essential to the functionality of hardware, being sold with an undelivered element such as software maintenance (including bug fixes, when and if available upgrades and other post-contract support). VSOE for the undelivered elements for certain of these sales was not obtained. As a result, under U.S. GAAP, the delivered portion of these sales should be recorded over the term of the post-contract support.

The effect of the adjustment to the balance sheet as at October 31, 2013 is an increase to deferred revenue liability of $6.2, an increase to deferred tax assets of $1.2 (for the tax effect on the deferred revenue balance) and a decrease to opening retained earnings of $5.0. There was no significant change to the statements of earnings for the year ended April 30, 2013 and six months ended October 31, 2013 as the deferred revenue balance remained consistent across all periods presented.

(b)	Deferred taxes – classification

Under U.S. GAAP, deferred taxes are classified as current or long-term based on the nature of the related asset or liability. Under IFRS, all deferred taxes are classified as long-term. The effect of the adjustment at October 31, 2013 is an increase to current deferred tax assets of $7.2 and a decrease to non-current deferred tax assets of $7.2.

(c)	Pension Liability

Under U.S. GAAP, an expected return on plan assets is included in the calculation of net periodic benefit cost. This expected return is estimated based on the long-term expected rate of return for pension assets. Under IFRS, the discount rate used to measure the pension benefit obligation must be used to calculate an expected return on assets.

In addition, under U.S. GAAP, actuarial gains and losses are recorded in accumulated other comprehensive income. The excess of these cumulative actuarial gains or losses over 10% of the greater of the benefit obligation or the fair value of plan assets, is amortized into income over the expected remaining service period, or for plans with no active members, the remaining life expectancy. Under IFRS, actuarial gains and losses are recorded in accumulated other comprehensive income and are not amortized into income.

The effect of the adjustment to the balance sheet at October 31, 2013 is an increase to the pension liability of $0.5, an increase to deferred tax assets of $0.1 (for the tax effect on the increase in pension liability) and a decrease to retained earnings of $0.4. There was no significant change to the statements of earnings for the year ended April 30, 2013 and six months ended October 31, 2013.

6.	Presentation adjustments

The following significant adjustments were made to Aastra’s financial statements to conform them to Mitel’s presentation:

(a)

For the six months ended October 31, 2013 and year ended April 30, 2013, depreciation and amortization previously recorded separately is included with selling, general and administrative expense ($7.4 and $14.5, respectively).

(b)

For the six months ended October 31, 2013 and year ended April 30, 2013, restructuring costs previously included in cost of sales ($0.3 and $0.5, respectively), selling, general and administrative expense ($1.9 and $2.1, respectively) and research and development expense ($3.4 and $0.4, respectively), are included in special charges and restructuring costs ($5.6 and $3.0, respectively).

(c)

For the six months ended October 31, 2013 and year ended April 30, 2013, costs relating to the product development process, previously included in selling general and administrative are included in research and development expense ($3.5 and $8.0, respectively).

(d)	At October 31, 2013, current tax assets of $7.1 are included in other current assets.

(e)	At October 31, 2013, current tax liabilities of $9.1 and current portion of provisions of $17.5 are included in accounts payable and accrued liabilities.

(f)	At October 31, 2013, non-current portion of provisions of $3.2 is included in other non-current liabilities.

7.	Fair Value of Consideration Transferred in Connection with the Aastra Acquisition

The following is an estimate of the purchase price for the Aastra Acquisition:

Estimated Fair Value

Fair value estimate of cash consideration to be paid to Aastra shareholders(a)	$80.0
Fair value estimate of share consideration to be paid to Aastra shareholders(b)	391.3

Estimated purchase price	$471.3

(a)	Calculated based on cash consideration of $6.52 per Aastra common share and 12.3 million Aastra common shares outstanding at January 31, 2014.

(b)

Calculated using the January 31, 2014 price, at the effective time of 12:00PM, on the NASDAQ stock exchange of $8.86 per Mitel common share and 12.3 million Aastra common shares outstanding on January 31, 2014.

8.	Assets Acquired and Liabilities Assumed in Connection with the Aastra Acquisition

The table below contains a preliminary fair value estimate of the assets to be acquired and the liabilities to be assumed by Mitel in connection with the Aastra Acquisition, reconciled to the estimated purchase price. In many cases, the purchase price allocation is not yet complete and therefore significant estimates have been made. Mitel is conducting a detailed valuation of all assets and liabilities as of the acquisition date at which point the fair value of assets and liabilities may differ materially from the amounts presented.

NET ASSETS
Cash and cash equivalents (a)	$62.4
Accounts receivable(a)	114.7
Sales-type lease receivables, current(b)	11.3
Inventories (a)	83.0
Deferred tax asset, current(i)	11.4
Other current assets(a)	16.9
Sales-type lease receivables, non-current (b)	15.7
Deferred tax asset, non-current (i)	9.7
Property and equipment (c)	24.2
Identifiable intangible assets (d)	197.3
Accounts payable and accrued liabilities(e)(f)	(124.0)
Deferred revenue, current(g)	(35.9)
Current portion of long-term debt and bank indebtedness (a)	(2.5)
Long-term debt(a)	(0.6)
Deferred tax liability, non-current(i)	(42.0)
Pension liability(h)	(35.7)
Other non-current liabilities(a)(f)	(4.8)

Total identifiable net assets acquired	$301.1

Goodwill(j)	170.2

Estimated purchase price	$471.3

(a)	The carrying value is assumed to approximate fair value based on the nature of the asset or liability.

(b)

Sales-type lease receivables consist of leases to customers where substantially all risks and rewards of ownership were transferred at the time of initial sale. The carrying value is assumed to approximate fair value. Mitel is currently assessing whether the implicit rate in the leases used to discount the cash flows is approximated by current market rates. Any difference between the implicit rate and current rates would result in a change in the fair value of the asset.

(c)

Property and equipment consists primarily of equipment and leasehold improvements, for which the carrying value is assumed to approximate fair value. Mitel is currently assessing the fair value of these assets based on the age, condition and location of these assets. All of these elements can result in differences between the preliminary fair value estimate and the fair value determined at the acquisition date.

(d)	The preliminary fair value estimates of the identifiable intangible assets and their weighted-average useful lives are estimated as follows:

	Estimated preliminary fair value	Average estimated useful life
Customer relationships(i)	$116.0	7 years
Developed technology(ii)	73.3	6 years
Trade names(iii)	8.0	4 years

Total	$197.3

(i)	Customer relationships represent the fair value of the underlying relationships and agreements with Aastra’s customers.
(ii)	Developed technology represents the fair value of the Aastra’s products that have reached technological feasibility and are a part of Aastra’s product lines at the time acquired.
(iii)	Trade names represent the fair value of brand and name recognition associated with the marketing of Aastra’s products and services.

At this time, Mitel is currently completing a detailed valuation of the identifiable intangible assets. For purposes of these unaudited pro forma condensed combined financial statements, the preliminary estimates of fair value and weighted-average useful life are determined based on Mitel’s current knowledge of Aastra’s operations and by reference to estimated future cash flows. These preliminary fair value estimates and weighted-average useful lives could be different from the final valuation results.

(e)

Included in accounts payable and accrued liabilities are liabilities for Aastra’s cash-settled SARs and DSUs totaling $0.7. Aastra’s SARs and DSUs were settled in cash upon closing, as described in Note 2. The carrying value is assumed to approximate fair value for the remaining accounts payable and accrued liabilities.

(f)

Included in accounts payable and accrued liabilities and other non-current liabilities are provisions of $17.5 and $3.2, respectively, recorded at the carrying value, which is assumed to approximate fair value. Mitel is currently assessing the amount, timing and risk of potential losses relating to the provisions and contingent liabilities existing as of the acquisition date. These preliminary fair value estimates could be different from the final valuation results.

(g)

Deferred revenue consists primarily of unearned revenue from support services, including hardware maintenance and software services. An estimate of fair value $35.9 has been recorded, which resulted in a reduction from the carrying value of $46.6. Mitel is currently completing a detailed valuation of deferred revenue. For purposes of these unaudited pro forma condensed combined financial statements, the preliminary estimates of fair value are determined based on Mitel’s current knowledge of Aastra’s operations. These preliminary fair value estimates could be different from the final valuation results.

(h)

The carrying value of the pension liability approximates fair value. The carrying value is based on December 31, 2012 pension valuations, adjusted for estimated defined benefit pension cost to September 30, 2013. Mitel is currently conducting a valuation of the pension liability as of the acquisition date. Should any of the estimates used differ from those used at December 31, 2012, the valuation could differ significantly from the carrying value.

(i)

Represents the net deferred income tax liability, based on the statutory tax rates of the relevant jurisdictions, relating to the estimated fair value adjustments to assets acquired and liabilities assumed.

Estimated preliminary fair value
Deferred income tax impact due to:
Estimated preliminary fair value adjustment to intangible assets	$(36.5)
Estimated preliminary fair value adjustment to deferred revenue	2.1

Estimated adjustments to deferred income taxes	(34.4)
Aastra’s historical deferred tax assets, net	13.5

Estimated deferred income tax liabilities, net	$(20.9)

Deferred income tax asset, current	$11.4
Deferred income tax asset, non-current	9.7
Deferred income tax liability, non-current	(42.0)

Estimated deferred income tax liabilities, net	$(20.9)

For purposes of these unaudited pro forma condensed combined financial statements, no additional adjustment has been made to the balance of recognized tax assets and tax liabilities or unrecognized tax benefits, which is based on Mitel’s preliminary assessment and is subject to change. The effective tax rate of the combined company could be significantly different than the tax rates used for the purposes of preparing the pro forma condensed combined financial statements for a variety of factors, including post-combination activities.

(j)

Goodwill is calculated as the excess of the preliminary estimate of the fair value of the consideration transferred over the preliminary estimate of the fair values assigned to the identifiable assets acquired and liabilities assumed. Goodwill is not deductible for tax purposes. Goodwill will be subject to impairment testing at least annually and more frequently if events and circumstances in the intervening period provide an indicator that impairment may exist.

9.	Pro Forma Adjustments in Connection with the Aastra Acquisition

This note should be read in conjunction with Note 1 – Basis of Presentation, Note 2 – Description of Transaction, Note 7 – Fair Value of Consideration Transferred in Connection with the Aastra Acquisition and Note 8 – Assets Acquired and Liabilities Assumed in Connection with the Aastra Acquisition. The following summarizes the pro forma adjustments in connection with the Aastra Acquisition to give effect to the acquisition as if it had occurred on May 1, 2012 for purposes of the pro forma condensed combined statements of earnings and on October 31, 2013 for purposes of the pro forma condensed combined balance sheet:

(a)	To adjust amortization of intangible assets as follows:

	For the year ended April 30, 2013	For the six months ended October 31, 2013
Eliminate Aastra’s historical intangible asset amortization expense	$(8.8)	$(4.4)
Estimated amortization expense of acquired finite-lived intangible assets:
Customer relationships	16.6	8.3
Developed technology	12.2	6.1
Trade names	2.0	1.0

Total	$22.0	$11.0

(b)	To adjust share-based compensation expense related to the equity-settled converted share-based awards as follows:

	For the year ended April 30, 2013	For the six months ended October 31, 2013
Eliminate Aastra’s historical stock-based compensation expense	$(0.9)	$(0.3)

Total	$(0.9)	$(0.3)

(c)	To adjust interest expense related to the new credit facility and repayment of the existing credit facility as follows:

	For the year ended April 30, 2013	For the six months ended October 31, 2013
Eliminate Mitel’s historical interest expense relating to the existing credit facilities	$(19.3)	$(12.8)
Estimated interest expense on outstanding principal under new credit facilities	18.6	9.2
Estimated amortization of financing fees and other costs	2.2	1.1

Total increase (decrease) in interest expense	$1.5	$(2.5)

For each 1.00% adverse change in LIBOR, in excess of the 1.00% floor, annual interest expense would increase by $3.6.

(d)

To record tax effect on the pro forma adjustments, using an effective tax rate of 20%. The effective tax rate of the combined company could be significantly different than the tax rate assumed for purposes of preparing the unaudited pro forma condensed combined financial statements as a result of a variety of factors, including post-acquisition activities.

(e)	The unaudited pro forma combined basic and diluted earnings per share for the periods presented have been adjusted by the common shares issued by Mitel in connection with the Aastra Acquisition.

(in millions)	For the year ended April 30, 2013	For the six months ended October 31, 2013
Basic weighted average Mitel common shares outstanding (as reported)	53.7	53.8
Adjusted for:
Issuance of Mitel common shares to Aastra shareholders	44.2	44.2

Basic weighted average Mitel common shares outstanding (pro forma)	97.9	98.0

Diluted weighted average Mitel common shares outstanding (as reported)	56.2	56.4
Adjusted for:
Issuance of Mitel common shares to Aastra shareholders	44.2	44.2

Diluted weighted average Mitel common shares outstanding (pro forma)	100.4	100.6

(f)	To adjust intangible assets to a preliminary estimate of fair value as follows:

Eliminate Aastra’s historical intangible assets	$(14.9)
Preliminary fair value of identifiable intangible assets (Note 8)	197.3

Total	$182.4

(g)	To reverse Aastra’s historical goodwill and record a preliminary estimate of goodwill related to the Aastra Acquisition as follows:

Eliminate Aastra’s historical goodwill	$(49.3)
Estimated acquisition-related goodwill (Note 8)	170.2

Total	$120.9

(h)	To adjust Mitel’s unamortized debt issue costs relating to its existing credit facilities and record debt issue costs incurred for the new credit facilities.

Eliminate Mitel’s unamortized debt issue costs	$(7.6)
Estimated deferred financing costs (Note 1)	10.8

Total	$3.2

(i)	To adjust accounts payable and accrued liabilities as follows:

Record the intrinsic value of outstanding Aastra SARs and DSUs	$0.7
Estimated accounts payable and accrued liabilities of Telepo Ltd. (Note 1)	4.9

Total	$5.6

(j)	To adjust Aastra’s historical deferred revenue and record a preliminary estimate of deferred revenue related to the Aastra Acquisition as follows:

Eliminate Aastra’s historical deferred revenue	$(46.6)
Preliminary fair value of Aastra deferred revenue (Note 8 (g))	35.9

Total	$(10.7)

(k)	To adjust for repayment of Mitel’s existing credit facilities and to record the term loan incurred by Mitel in connection with the Aastra Acquisition, as follows:

Principal outstanding on existing credit facilities	$(278.2)
Unamortized original issue discount and other	3.3
Issuance of new term loan (Note 2)	355.0
Original issue discount and other on issuance of new term loan	(2.0)

Total	$78.1

Adjustment to current portion of long-term debt and bank indebtedness(i)	$(14.2)
Adjustment to long-term debt(i)	92.3

$78.1

(i)

Reduction in the current portion of long-term debt and bank indebtedness due primarily to Mitel’s current portion of long-term debt including $14.2 relating to the estimated excess cash flow payment due within one year under the existing credit facilities. Under new credit facilities, the first excess cash flow payment is due within 100 days after December 31, 2014 and is therefore not classified as current.

(l)	To eliminate Aastra’s common share capital and to record the issuance of common shares to Aastra shareholders as follows:

Issuance of Aastra common shares due to exercise of Aastra stock options (Note 2)	$5.7
Eliminate Aastra’s common share capital	(84.7)
Issuance of Mitel common shares to Aastra shareholders (Note 7)	391.3

Total	$312.3

(m)	To eliminate Aastra’s additional paid-in capital.

(n)	To adjust accumulated deficit for the transaction as follows:

Eliminate Aastra’s retained earnings	$(120.4)
Mitel’s acquisition-related transaction costs incurred in connection with the Aastra Acquisition	(7.5)
Termination costs relating to repaying existing credit facilities, including write-off of unamortized deferred financing costs and original issue discount of existing credit facilities	(15.1)
Estimated tax effect on acquisition-related transaction costs and termination costs relating to repaying existing credit facilities	4.5

Total	$(138.5)

(o)	To eliminate Aastra’s accumulated other comprehensive income.

(p)	To record the estimated cash impact of the Aastra Acquisition, financing and acquisition-related transaction costs as follows:

Cash consideration paid to Aastra’s shareholders (Note 7)	$(80.0)
Proceeds from issuance of the $355.0 term loan, net of original issue discount and fees	342.2
Repayment of existing Mitel credit facilities as at October 31, 2013, including unamortized original issue discount and termination fees	$(282.4)
Estimated acquisition-related transaction costs incurred in connection with the Aastra Acquisition (Note 1)	(21.8)
Estimated proceeds from the exercise of Aastra stock options (Note 2)	5.7
Estimated cash paid for Telepo Ltd (net of cash acquired of $3.9) (Note 1)	(15.8)

Total	$(52.1)

(q)	To record the estimated other current assets acquired in relation to the acquisition of Telepo Ltd. (note 1).